EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of BlackRock, Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2018, expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP

New York, New York
February 28, 2018

We have served as the Company's auditor since 2002.
BlackRock, Inc.
Consolidated Statements of Financial Condition

(in millions, except shares and per share data)	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$6,894	$6,091
Accounts receivable	2,699	2,115
Investments	1,981	1,595
Assets of consolidated variable interest entities:
Cash and cash equivalents	144	84
Investments	1,493	1,008
Other assets	66	63
Separate account assets	149,937	149,089
Separate account collateral held under securities lending agreements	24,190	27,792
Property and equipment (net of accumulated depreciation of $658 and $601 at December 31, 2017 and December 31, 2016, respectively)	592	559
Intangible assets (net of accumulated amortization of $219 and $832 at December 31, 2017 and December 31, 2016, respectively)	17,389	17,363
Goodwill	13,220	13,118
Other assets	1,612	1,300
Total assets	$220,217	$220,177
Liabilities
Accrued compensation and benefits	$2,153	$1,880
Accounts payable and accrued liabilities	1,161	880
Liabilities of consolidated variable interest entities	369	216
Borrowings	5,014	4,915
Separate account liabilities	149,937	149,089
Separate account collateral liabilities under securities lending agreements	24,190	27,792
Deferred income tax liabilities	3,538	4,840
Other liabilities	1,564	1,221
Total liabilities	187,926	190,833
Commitments and contingencies (Note 13)
Temporary equity
Redeemable noncontrolling interests	416	194
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $ 0.01 par value;	2	2
Shares authorized: 500,000,000 at December 31, 2017 and December 31, 2016;
  Shares issued: 171,252,185 at December 31, 2017 and December 31, 2016;
  Shares outstanding: 159,977,115 and 161,534,443 at December 31, 2017 and
  December 31, 2016, respectively

Series B nonvoting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 150,000,000 at December 31, 2017 and 2016; Shares issued and outstanding: 823,188 at December 31, 2017 and 2016;
Series C nonvoting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 6,000,000 at December 31, 2017 and 2016; Shares issued and outstanding: 246,522 at December 31, 2017 and 763,660 at December 31, 2016
Additional paid-in capital	19,256	19,337
Retained earnings	16,966	13,660
Accumulated other comprehensive loss	(432)	(716)
Treasury stock, common, at cost (11,275,070 and 9,717,742 shares held at December 31, 2017 and December 31, 2016, respectively)	(3,967)	(3,185)
Total BlackRock, Inc. stockholders’ equity	31,825	29,098
Nonredeemable noncontrolling interests	50	52
Total permanent equity	31,875	29,150
Total liabilities, temporary equity and permanent equity	$220,217	$220,177

See accompanying notes to consolidated financial statements.
BlackRock, Inc.
Consolidated Statements of Income

(in millions, except shares and per share data)	2,017,000,000	2,016,000,000	2,015,000,000
Revenue
Investment advisory, administration fees and securities lending revenue:
Related parties	$7,740	$6,836	$6,875
Other third parties	3,153	3,044	2,965
Total investment advisory, administration fees and securities lending revenue	10,893	9,880	9,840
Investment advisory performance fees	594	295	621
Technology and risk management revenue	677	595	528
Distribution fees	24	41	55
Advisory and other revenue	303	344	357
Total revenue	12,491	11,155	11,401
Expense
Employee compensation and benefits	4,255	3,880	4,005
Distribution and servicing costs	492	429	409
Amortization of deferred sales commissions	17	34	48
Direct fund expense	904	766	767
General and administration	1,462	1,301	1,380
Restructuring charge	—	76	—
Amortization of intangible assets	89	99	128
Total expense	7,219	6,585	6,737
Operating income	5,272	4,570	4,664
Nonoperating income (expense)
Net gain (loss) on investments	161	55	116
Interest and dividend income	49	40	26
Interest expense	(205)	(205)	(204)
Total nonoperating income (expense)	5	(110)	(62)
Income before income taxes	5,277	4,460	4,602
Income tax expense	270	1,290	1,250
Net income	5,007	3,170	3,352
Less:
Net income (loss) attributable to noncontrolling interests	37	(2)	7
Net income attributable to BlackRock, Inc.	$4,970	$3,172	$3,345
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$30.65	$19.29	$20.10
Diluted	$30.23	$19.04	$19.79
Cash dividends declared and paid per share	$10.00	$9.16	$8.72
Weighted-average common shares outstanding:
Basic	162,160,601	164,425,858	166,390,009
Diluted	164,415,035	166,579,752	169,038,571

See accompanying notes to consolidated financial statements.
BlackRock, Inc.
Consolidated Statements of Comprehensive Income

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Net income	$5,007	$3,170	$3,352
Other comprehensive income:
Foreign currency translation adjustments(1)	285	(269)	(173)
Other	(1)	1	(2)
Other comprehensive income (loss)	284	(268)	(175)
Comprehensive income	5,291	2,902	3,177
Less: Comprehensive income (loss) attributable to noncontrolling interests	37	(2)	7
Comprehensive income attributable to BlackRock, Inc.	$5,254	$2,904	$3,170
(1) Amount for 2017 includes a loss from a net investment hedge of $64 million (net of a tax benefit of $38 million). Amount for 2016 and 2015 include a gain from a net investment hedge of $14 million (net of tax of $8 million) and $19 million (net of tax of $11 million), respectively.
See accompanying notes to consolidated financial statements.

BlackRock, Inc.
Consolidated Statements of Changes in Equity

(in millions)	Additional Paid-in Capital(1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock Common	Total BlackRock Stockholders’ Equity	Nonredeemable Noncontrolling Interests	Total Permanent Equity	Redeemable Noncontrolling Interests / Temporary Equity
December 31, 2014	$19,388	$10,164	$(19)	$(273)	$(1,894)	$27,366	$119	$27,485	$35
Net income	—	3,345	—	—	—	3,345	6	3,351	1
Net consolidation (deconsolidation) of VIEs due to adoption of new accounting pronouncement	—	—	19	—	—	19	(8)	11	194
Dividends paid	—	(1,476)	—	—	—	(1,476)	—	(1,476)	—
Stock-based compensation	514	—	—	—	—	514	—	514	—
Issuance of common shares related to employee stock transactions	(600)	—	—	—	736	136	—	136	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(231)	(231)	—	(231)	—
Shares repurchased	—	—	—	—	(1,100)	(1,100)	—	(1,100)	—
Net tax benefit (shortfall) from stock-based compensation	105	—	—	—	—	105	—	105	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	(34)	(34)	518
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	(6)	(6)	(284)
Other comprehensive income (loss)	—	—	—	(175)	—	(175)	—	(175)	—
December 31, 2015	$19,407	$12,033	$—	$(448)	$(2,489)	$28,503	$77	$28,580	$464
Net income	—	3,172	—	—	—	3,172	(2)	3,170	—
Dividends paid	—	(1,545)	—	—	—	(1,545)	—	(1,545)	—
Stock-based compensation	521	—	—	—	—	521	—	521	—
PNC preferred stock capital contribution	172	—	—	—	—	172	—	172	—
Retirement of preferred stock	(172)	—	—	—	—	(172)	—	(172)	—
Issuance of common shares related to employee stock transactions	(667)	—	—	—	703	36	—	36	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(274)	(274)	—	(274)	—
Shares repurchased	—	—	—	—	(1,125)	(1,125)	—	(1,125)	—
Net tax benefit (shortfall) from stock-based compensation	78	—	—	—	—	78	—	78	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	(23)	(23)	1,169
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	(1,439)
Other comprehensive income (loss)	—	—	—	(268)	—	(268)	—	(268)	—
December 31, 2016	$19,339	$13,660	$—	$(716)	$(3,185)	$29,098	$52	$29,150	$194

(1)	Amounts include $2 million of common stock at December 31, 2016, 2015 and 2014.

See accompanying notes to consolidated financial statements.
BlackRock, Inc.
Consolidated Statements of Changes in Equity

(in millions)	Additional Paid-in Capital(1)	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock Common	Total BlackRock Stockholders’ Equity	Nonredeemable Noncontrolling Interests	Total Permanent Equity	Redeemable Noncontrolling Interests / Temporary Equity
December 31, 2016	$19,339	$13,660	$(716)	$(3,185)	$29,098	$52	$29,150	$194
Net income	—	4,970	—	—	4,970	2	4,972	35
Dividends paid	—	(1,662)	—	—	(1,662)	—	(1,662)	—
Stock-based compensation	542	—	—	—	542	—	542	—
PNC preferred stock capital contribution	193	—	—	—	193	—	193	—
Retirement of preferred stock	(193)	—	—	—	(193)	—	(193)	—
Issuance of common shares related to employee stock transactions	(626)	—	—	639	13	—	13	—
Employee tax withholdings related to employee stock transactions	—	—	—	(321)	(321)	—	(321)	—
Shares repurchased	—	—	—	(1,100)	(1,100)	—	(1,100)	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	(18)	(18)	482
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	14	14	(295)
Other comprehensive income (loss)	—	—	284	—	284	—	284	—
Adoption of new accounting pronouncement	3	(2)	—	—	1	—	1	—
December 31, 2017	$19,258	$16,966	$(432)	$(3,967)	$31,825	$50	$31,875	$416

(1)	Amounts include $2 million of common stock at both December 31, 2017 and 2016.
See accompanying notes to consolidated financial statements.
BlackRock, Inc.
Consolidated Statements of Cash Flows

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Cash flows from operating activities
Net income	$5,007	$3,170	$3,352
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	240	263	295
Stock-based compensation	542	521	514
Deferred income tax expense (benefit)	(1,221)	(14)	(156)
Other gains	—	—	(40)
Assets and liabilities of consolidated VIEs:
Change in cash and cash equivalents	(81)	(119)	(98)
Net (gains) losses within consolidated VIEs	(118)	(16)	(58)
Net (purchases) proceeds within consolidated VIEs	(302)	(816)	(227)
(Earnings) losses from equity method investees	(122)	(113)	(91)
Distributions of earnings from equity method investees	35	31	41
Other adjustments	—	—	14
Changes in operating assets and liabilities:
Accounts receivable	(521)	(65)	(82)
Investments, trading	(222)	(449)	(584)
Other assets	(212)	(151)	(195)
Accrued compensation and benefits	276	(86)	98
Accounts payable and accrued liabilities	308	26	(41)
Other liabilities	219	(28)	262
Cash flows from operating activities	3,828	2,154	3,004
Cash flows from investing activities
Purchases of investments	(489)	(377)	(330)
Proceeds from sales and maturities of investments	166	378	456
Distributions of capital from equity method investees	32	34	66
Net consolidations (deconsolidations) of sponsored investment funds	(39)	(74)	(163)
Acquisitions, net of cash acquired	(102)	(30)	(273)
Purchases of property and equipment	(155)	(119)	(221)
Cash flows from investing activities	(587)	(188)	(465)
Cash flows from financing activities
Proceeds from long-term borrowings	697	—	787
Repayments of long-term borrowings	(700)	—	(750)
Cash dividends paid	(1,662)	(1,545)	(1,476)
Proceeds from stock options exercised	—	26	126
Repurchases of common stock	(1,421)	(1,399)	(1,331)
Net (redemptions/distributions paid)/subscriptions received from noncontrolling interest holders	464	1,146	484
Excess tax benefit from stock-based compensation	—	82	105
Other financing activities	(8)	5	(9)
Cash flows from financing activities	(2,630)	(1,685)	(2,064)
Effect of exchange rate changes on cash and cash equivalents	192	(273)	(115)
Net increase (decrease) in cash and cash equivalents	803	8	360
Cash and cash equivalents, beginning of year	6,091	6,083	5,723
Cash and cash equivalents, end of year	$6,894	$6,091	$6,083
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$205	$198	$194
Income taxes (net of refunds)	$1,124	$1,365	$1,276
Supplemental schedule of noncash investing and financing transactions:
Issuance of common stock	$626	$667	$600
PNC preferred stock capital contribution	$193	$172	$—
Increase (decrease) in noncontrolling interests due to net consolidation (deconsolidation) of sponsored investment funds	$(281)	$(1,439)	$(104)
Increase (decrease) in borrowings due to consolidation/deconsolidation of VIEs	$—	$—	$(3,389)

See accompanying notes to consolidated financial statements.

BlackRock, Inc.
Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation
Business. BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) is a leading publicly traded investment management firm providing a broad range of investment and risk management services to institutional and retail clients worldwide.
BlackRock’s diverse platform of active (alpha) and index (beta) investment strategies across asset classes enables the Company to tailor investment outcomes and asset allocation solutions for clients. Product offerings include single- and multi-asset portfolios investing in equities, fixed income, alternatives and money market instruments. Products are offered directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), separate accounts, collective investment trusts and other pooled investment vehicles. BlackRock also offers an investment and risk management platform, Aladdin®, risk analytics, advisory and technology services and solutions to a broad base of institutional and wealth management investors.
At December 31, 2017, The PNC Financial Services Group, Inc. (“PNC”) held 21.2% of the Company’s voting common stock and 21.7% of the Company’s capital stock, which includes outstanding common and nonvoting preferred stock.
Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Noncontrolling interests on the consolidated statements of financial condition represents the portion of consolidated sponsored investment funds in which the Company does not have direct equity ownership. Accounts and transactions between consolidated entities have been eliminated.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.
Certain items previously reported have been reclassified to conform to the current year presentation. Beginning with the first quarter of 2017, Aladdin revenue previously reported within “BlackRock Solutions® and advisory” has been presented within “Technology and risk management revenue” on the consolidated statements of income.  The remaining previously reported “BlackRock Solutions and advisory” revenue is currently reported as part of “Advisory and other revenue.” The prior period amounts reported for BlackRock Solutions and advisory for the year ended December 31, 2016 and 2015 have been reclassified to conform to the current presentation.

2. Significant Accounting Policies

Cash and Cash Equivalents. Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated voting rights entities (“VREs”) are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition. Cash balances maintained by consolidated variable interest entities (“VIEs”) are included in assets of consolidated variable interest entities on the consolidated statements of financial condition.
Investments. Investments in Debt and Marketable Equity Securities. BlackRock classifies debt and marketable equity investments as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.
Trading securities are those investments that are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in nonoperating income (expense) on the consolidated statements of income in the period of the change.
Held-to-maturity debt securities are purchased with the positive intent and ability to be held to maturity and are recorded at amortized cost on the consolidated statements of financial condition.
Available-for-sale securities are those securities that are not classified as trading or held-to-maturity. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income (loss) component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income (loss) to nonoperating income (expense) on the consolidated statements of income.

Equity Method. For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary (“PB”) of a VIE, but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting. BlackRock’s share of the investee’s underlying net income or loss is recorded as net gain (loss) on investments within nonoperating income (expense) and as other revenue for certain strategic investments since such companies are considered to be an extension of BlackRock’s core business. BlackRock’s share of net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the consolidated statement of financial condition. Distributions received from the investment reduce the Company’s carrying value of the investee and the cost basis if deemed to be a return of capital.
Cost Method. For nonmarketable equity investments where BlackRock neither controls nor has significant influence over the investee, the investments are accounted for using the cost method of accounting. Dividends received from the investment are recorded as dividend income within nonoperating income (expense).
Impairments of Investments. Management periodically assesses equity method, available-for-sale, held-to-maturity and cost investments for other-than-temporary impairment (“OTTI”). If an OTTI exists, an impairment charge is recorded in nonoperating income (expense) on the consolidated statements of the income.
For equity method, held-to-maturity and cost method investments, if circumstances indicate that an OTTI may exist, the investments are evaluated using market values, where available, or the expected future cash flows of the investment. If the Company determines an OTTI exists, an impairment charge is recognized for the excess of the carrying amount of the investment over its estimated fair value.
For available-for-sale securities, when the fair value is lower than cost, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s fair value is less than cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery of such unrealized losses. For equity securities, if the impairment is considered other-than-temporary, an impairment charge is recognized for the excess of the carrying amount of the investment over its fair value. For debt securities, the Company considers whether: (1) it has the intent to sell the security; (2) it is more likely than not that it will be required to sell the security before recovery; or (3) it expects to recover the entire amortized cost basis of the security. If the Company intends to sell the security or it is more likely than not that it will be required to sell the security, the entire difference between the amortized cost and fair value must be recognized in earnings.  If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security but the security has suffered an impairment related to credit, the credit loss will be bifurcated from the total decline in value and recorded in earnings with the remaining portion recorded in accumulated other comprehensive income.
For the Company’s investments in collateralized loan obligations (“CLOs”), the Company reviews cash flow estimates over the life of each CLO investment.  If the present value of the estimated future cash flows is lower than the carrying value of the investment and there is an adverse change in estimated cash flows, an impairment is considered to be other-than-temporary. An impairment charge is recognized for the excess of the carrying amount of the investment over its estimated fair value.
Consolidation.  The Company performs an analysis for investment products to determine if the product is a VIE or a VRE. Assessing whether an entity is a VIE or a VRE involves judgment and analysis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, and any related party or de facto agent implications of the Company’s involvement with the entity. Investments that are determined to be VIEs are consolidated if the Company is the PB of the entity. VREs are typically consolidated if the Company holds the majority voting interest. Upon the occurrence of certain events (such as contributions and redemptions, either by the Company, or third parties, or amendments to the governing documents of the Company’s investment products), management reviews and reconsiders its previous conclusion regarding the status of an entity as a VIE or a VRE. Additionally, management continually reconsiders whether the Company is deemed to be a VIE’s PB that consolidates such entity.
Consolidation of Variable Interest Entities. Certain investment products for which a controlling financial interest is achieved through arrangements that do not involve or are not directly linked to voting interests are deemed VIEs. BlackRock reviews factors, including whether or not i) the entity has equity that is sufficient to permit the entity to finance its activities without additional subordinated support from other parties and ii) the equity holders at risk have the obligation to absorb losses, the right to receive residual returns, and the right to direct the activities of the entity that most significantly impact the entity’s economic performance, to determine if the investment product is a VIE. BlackRock re-evaluates such factors as facts and circumstances change.
The PB of a VIE is defined as the variable interest holder that has a controlling financial interest in the VIE. A controlling financial interest is defined as (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that potentially could be significant to the VIE. The Company generally consolidates VIEs in which it holds an equity ownership interest of 10% or greater and deconsolidates such VIEs once equity ownership falls below 10%.
Consolidation of Voting Rights Entities. BlackRock is required to consolidate an investee to the extent that BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a greater than 50% voting equity interest.

Retention of Specialized Investment Company Accounting Principles. Upon consolidation of sponsored investment funds, the Company retains the specialized investment company accounting principles of the underlying funds. All of the underlying investments held by such consolidated sponsored investment funds are carried at fair value with corresponding changes in the investments’ fair values reflected in nonoperating income (expense) on the consolidated statements of income. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for as an equity method investment, available-for-sale security or trading investment if the Company still maintains an investment.
Money Market Fee Waivers. The Company is currently voluntarily waiving a portion of its management fees on certain money market funds to ensure that they maintain a targeted level of daily net investment income (the “Yield Support waivers”). During 2017, 2016 and 2015, these waivers resulted in a reduction of management fees of approximately $6 million, $56 million and $137 million, respectively. Approximately 0%, 35% and 50% of Yield Support waivers for 2017, 2016 and 2015, respectively, were offset by a reduction of BlackRock’s distribution and servicing costs paid to a financial intermediary. BlackRock may increase or decrease the level of fee waivers in future periods.
Separate Account Assets and Liabilities. Separate account assets are maintained by BlackRock Life Limited, a wholly owned subsidiary of the Company, which is a registered life insurance company in the United Kingdom, and represent segregated assets held for purposes of funding individual and group pension contracts. The life insurance company does not underwrite any insurance contracts that involve any insurance risk transfer from the insured to the life insurance company. The separate account assets primarily include equity securities, debt securities, money market funds and derivatives. The separate account assets are not subject to general claims of the creditors of BlackRock. These separate account assets and the related equal and offsetting liabilities are recorded as separate account assets and separate account liabilities on the consolidated statements of financial condition.
The net investment income attributable to separate account assets supporting individual and group pension contracts accrues directly to the contract owner and is not reported on the consolidated statements of income. While BlackRock has no economic interest in these separate account assets and liabilities, BlackRock earns policy administration and management fees associated with these products, which are included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.
Separate Account Collateral Assets Held and Liabilities Under Securities Lending Agreements. The Company facilitates securities lending arrangements whereby securities held by separate accounts maintained by BlackRock Life Limited are lent to third parties under global master securities lending agreements. In exchange, the Company receives legal title to the collateral with minimum values generally ranging from approximately 102% to 112% of the value of the securities lent in order to reduce counterparty risk. The required collateral value is calculated on a daily basis. The global master securities lending agreements provide the Company the right to request additional collateral or, in the event of borrower default, the right to liquidate collateral. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles the Company to request the borrower to return the securities at any time; therefore, these transactions are not reported as sales.
The Company records on the consolidated statements of financial condition the cash and noncash collateral received under these BlackRock Life Limited securities lending arrangements as its own asset in addition to an equal and offsetting collateral liability for the obligation to return the collateral. The securities lending revenue earned from lending securities held by the separate accounts is included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income. During 2017 and 2016, the Company had not resold or repledged any of the collateral received under these arrangements. At December 31, 2017 and 2016, the fair value of loaned securities held by separate accounts was approximately $22.3 billion and $25.7 billion, respectively, and the fair value of the collateral held under these securities lending agreements was approximately $24.2 billion and $27.8 billion, respectively.
Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is generally determined by cost less any estimated residual value using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.
BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software that is hosted and maintained by BlackRock. The Company capitalizes certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized, beginning when the software project is ready for its intended use, over the estimated useful life of the software of approximately three years.
Goodwill and Intangible Assets. Goodwill represents the cost of a business acquisition in excess of the fair value of the net assets acquired. The Company has determined that it has one reporting unit for goodwill impairment testing purposes, the consolidated BlackRock single operating segment, which is consistent with internal management reporting and management's oversight of operations. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company.
On a quarterly basis, the Company considers if triggering events have occurred that may indicate a potential goodwill impairment. If a triggering event has occurred, the Company performs assessments, which may include reviews of significant valuation assumptions, to determine if goodwill may be impaired. The Company performs an impairment assessment of its goodwill at least annually as of July 31st.
Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets acquired in a business acquisition. The value of contracts to manage assets in proprietary open-end funds and collective trust funds and certain other commingled products without a specified termination date is generally classified as indefinite-lived intangible assets. The assignment of indefinite lives to such contracts primarily is based upon the following: (i) the assumption that there is no foreseeable limit on the contract period to manage these products; (ii) the Company expects to, and has the ability to, continue to operate these products indefinitely; (iii) the products have multiple investors and are not reliant on a single investor or small group of investors for their continued operation; (iv) current competitive factors and economic conditions do not indicate a finite life; and (v) there is a high likelihood of continued renewal based on historical experience. In addition, trade names/trademarks are considered indefinite-lived intangible assets when they are expected to generate cash flows indefinitely.
Indefinite-lived intangible assets and goodwill are not amortized. Finite-lived management contracts, which relate to acquired separate accounts and funds and investor/customer relationships with a specified termination date, are amortized over their remaining useful lives.
The Company performs assessments to determine if any intangible assets are potentially impaired and whether the indefinite-lived and finite-lived classifications are still appropriate. The carrying value of finite-lived assets and their remaining useful lives are reviewed at least annually to determine if circumstances exist which may indicate a potential impairment or revisions to the amortization period. The Company performs impairment assessments of all of its intangible assets at least annually, as of July 31st.
In evaluating whether it is more likely than not that the fair value of indefinite-lived intangibles is less than its carrying value, BlackRock assesses various significant qualitative factors, including assets under management (“AUM”), revenue basis points, projected AUM growth rates, operating margins, tax rates and discount rates. In addition, the Company considers other factors, including (i) macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets; (ii) industry and market considerations such as a deterioration in the environment in which the entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics, a change in the market for an entity’s services, or regulatory, legal or political developments; and (iii) entity-specific events, such as a change in management or key personnel, overall financial performance and litigation that could affect significant inputs used to determine the fair value of the indefinite-lived intangible asset. If an indefinite-lived intangible is determined to be more likely than not impaired, then the fair value of the asset is compared with its carrying value and any excess of the carrying value over the fair value would be recognized as an expense in the period in which the impairment occurs.
For finite-lived intangible assets, if potential impairment circumstances are considered to exist, the Company will perform a recoverability test using an undiscounted cash flow analysis. Actual results could differ from these cash flow estimates, which could materially impact the impairment conclusion. If the carrying value of the asset is determined not to be recoverable based on the undiscounted cash flow test, the difference between the carrying value of the asset and its current fair value would be recognized as an expense in the period in which the impairment occurs.
Noncontrolling Interests. The Company reports noncontrolling interests as equity, separate from the parent’s equity, on the consolidated statements of financial condition. In addition, the Company’s consolidated net income on the consolidated statements of income includes the income (loss) attributable to noncontrolling interest holders of the Company’s consolidated investment products. Income (loss) attributable to noncontrolling interests is not adjusted for income taxes for consolidated investment products that are treated as pass-through entities for tax purposes.
Classification and Measurement of Redeemable Securities. The Company includes redeemable noncontrolling interests related to certain consolidated investment products in temporary equity on the consolidated statements of financial condition.
Treasury Stock. The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.
Revenue Recognition
Investment Advisory, Administration Fees and Securities Lending Revenue. Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on agreed-upon percentages of the net asset value of AUM or committed capital. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation, foreign exchange translation and net inflows or outflows. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers.
The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds the Company manages. Such arrangements generally are priced as a portion of the fee paid by the fund. In certain cases, the fund (primarily international funds) takes on the primary responsibility for payment for services such that the Company bears no credit risk to the third-party. The Company currently records its management fees net of retrocessions.

The Company also earns revenue by lending securities as an agent on behalf of clients, primarily to brokerage institutions. Revenue is accounted for on an accrual basis. Generally, the fees generated from securities lending activities are shared between the Company and the funds or other third-party accounts managed by the Company from which the securities are borrowed.
Investment Advisory Performance Fees / Carried Interest. The Company receives investment advisory performance fees or incentive allocations from certain actively managed investment funds and certain separately managed accounts. These performance fees are dependent upon exceeding specified relative or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period, which varies by product or account, and could be monthly, quarterly, annually or longer.
In addition, the Company is allocated carried interest from certain alternative investment products upon exceeding performance thresholds. BlackRock may be required to reverse/return all, or part, of such carried interest allocations depending upon future performance of these funds. Therefore, BlackRock records carried interest subject to such clawback provisions in investments/investments of consolidated VIEs or cash/cash of consolidated VIEs to the extent that it is distributed, on its consolidated statements of financial condition. Carried interest is recorded as performance fee revenue upon the earlier of the termination of the investment fund or when the likelihood of clawback is considered mathematically improbable.
The Company records a deferred carried interest liability to the extent it receives cash or capital allocations related to carried interest prior to meeting the revenue recognition criteria. At December 31, 2017 and 2016, the Company had $219 million and $152 million, respectively, of deferred carried interest recorded in other liabilities/other liabilities of consolidated VIEs on the consolidated statements of financial condition. A portion of the deferred carried interest liability will be paid to certain employees. The ultimate timing of the recognition of performance fee revenue, if any, for these products is unknown.

Technology and risk management revenue. BlackRock offers investment management technology systems, risk management services, wealth management and digital distribution tools on a fee basis. Clients include banks, insurance companies, official institutions, pension funds, asset managers, retail distributors and other investors. Fees earned for technology and risk management revenue are recorded as services are performed and are generally determined using the value of positions on the Aladdin platform or on a fixed-rate basis.

Advisory and other revenue. Advisory and other revenue primarily includes fees earned for advisory services, fees earned for transition management services primarily comprised of commissions recognized in connection with buying and selling securities on behalf of customers, and equity method investment earnings related to certain strategic investments.

Fees earned for advisory services are determined using fixed-rate fees, and recorded upon delivery.

Commissions related to transition management services are recorded on a trade-date basis as securities transactions occur.
Stock-based Compensation. In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the consolidated statements of cash flows. The Company adopted ASU 2016-09 as of January 1, 2017. ASU 2016-09 requires all excess tax benefits and deficiencies to be recognized in income tax expense on the consolidated statements of income. Accordingly, the Company recorded a discrete income tax benefit of $151 million during 2017 for vested restricted stock units where the grant date stock price was lower than the vesting date stock price. The new guidance will increase the volatility of income tax expense as a result of fluctuations in the Company’s stock price. Upon adoption, the Company elected to account for forfeitures as they occur, which did not have a material impact on the consolidated financial statements.  In addition, the Company elected to present excess tax benefits and deficiencies prospectively in operating activities on the consolidated statements of cash flows.
Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The compensation cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock-based award.
The Company measures the grant-date fair value of restricted stock units (“RSUs”) using the Company’s share price on the date of grant. For employee share options and instruments with market conditions, the Company uses pricing models. Stock option awards may have performance, market and/or service conditions. If an equity award is modified after the grant-date, incremental compensation cost is recognized for an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Awards under the Company’s stock-based compensation plans vest over various periods. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award is, in-substance, multiple awards. Compensation cost was reduced by the number of awards forfeited prior to vesting.
The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement-eligible employees over the requisite service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually required retirement notification period.

Distribution and Servicing Costs. Distribution and servicing costs include payments to third parties, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.
Direct Fund Expense. Direct fund expense, which is expensed as incurred, primarily consists of third-party nonadvisory expense incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund-related expense directly attributable to the nonadvisory operations of the fund.
Leases. The Company accounts for its office facilities leases as operating leases, which may include escalation clauses. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods) commencing when the Company obtains the right to control the use of the leased property.
Foreign Exchange. Foreign currency transactions are recorded at the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities that are denominated in foreign currencies are subsequently remeasured into the functional currencies of the Company's subsidiaries at the rates prevailing at each balance sheet date. Gains and losses arising on remeasurement are included in general and administration expense on the consolidated statements of income. Revenue and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity, on the consolidated statements of financial condition.
Income Taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized on the consolidated statements of income in the period that includes the enactment date.
Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.
In 2017, excess tax benefits related to stock-based compensation were recognized as an income tax benefit on the consolidated statements of income and are reflected as operating cash flows on the consolidated statements of cash flows.  For prior year periods, excess tax benefits were recognized as additional paid-in capital and financing cash flows.
Earnings per Share (“EPS”). Basic EPS is calculated by dividing net income applicable to common shareholders by the weighted-average number of shares outstanding during the period. Diluted EPS includes the determinants of basic EPS and common stock equivalents outstanding during the period. Diluted EPS is computed using the treasury stock method.
Due to the similarities in terms between BlackRock’s nonvoting participating preferred stock and the Company’s common stock, the Company considers its nonvoting participating preferred stock to be a common stock equivalent for purposes of EPS calculations. As such, the Company has included the outstanding nonvoting participating preferred stock in the calculation of average basic and diluted shares outstanding.
Business Segments. The Company’s management directs BlackRock’s operations as one business, the asset management business.  The Company utilizes a consolidated approach to assess performance and allocate resources. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting (“ASC 280-10”).
Fair Value Measurements
Hierarchy of Fair Value Inputs. The Company uses a fair value hierarchy that prioritizes inputs to valuation approaches used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:
Level 1 Inputs:
Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date.

•	Level 1 assets may include listed mutual funds, ETFs, listed equities and certain exchange-traded derivatives.
Level 2 Inputs:
Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; quotes from pricing services or brokers for which the Company can determine that orderly transactions took place at the quoted price or that the inputs used to arrive at the price are observable; and inputs other than quoted prices that are observable, such as models or other valuation methodologies.

•
Level 2 assets may include debt securities, investments in CLOs, short-term floating-rate notes, asset-backed securities, securities held within consolidated hedge funds, restricted public securities valued at a discount, as well as over-the-counter derivatives, including interest and inflation rate swaps and foreign currency exchange contracts that have inputs to the valuations that generally can be corroborated by observable market data.
Level 3 Inputs:
Unobservable inputs for the valuation of the asset or liability, which may include nonbinding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation.

•	Level 3 assets may include direct private equity investments held within consolidated funds and investments in CLOs.

•	Level 3 liabilities include contingent liabilities related to acquisitions valued based upon discounted cash flow analyses using unobservable market data.
Significance of Inputs. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.
Valuation Approaches. The fair values of certain Level 3 assets and liabilities were determined using various valuation approaches as appropriate, including third-party pricing vendors, broker quotes and market and income approaches. Such quotes and modeled prices are evaluated for reasonableness through various procedures, including due diligence reviews of third-party pricing vendors, variance analyses, consideration of the current market environment and other analytical procedures.
A significant number of inputs used to value equity, debt securities and investments in CLOs is sourced from third-party pricing vendors. Generally, prices obtained from pricing vendors are categorized as Level 1 inputs for identical securities traded in active markets and as Level 2 for other similar securities if the vendor uses observable inputs in determining the price. Annually, BlackRock’s internal valuation committee or other designated groups review both the valuation approaches, including the general assumptions and methods used to value various asset classes, and operational processes with these vendors. On a quarterly basis, meetings are held with key vendors to identify any significant changes to the vendors’ processes.
In addition, quotes obtained from brokers generally are nonbinding and categorized as Level 3 inputs. However, if the Company is able to determine that market participants have transacted for the asset in an orderly manner near the quoted price or if the Company can determine that the inputs used by the broker are observable, the quote is classified as a Level 2 input.
Investments Measured at Net Asset Values. As a practical expedient, the Company uses net asset value (“NAV”) as the fair value for certain investments. The inputs to value these investments may include BlackRock capital accounts for its partnership interests in various alternative investments, including hedge funds, real assets and private equity funds, which may be adjusted by using the returns of certain market indices. The various partnerships generally are investment companies, which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information from third-party sources, including independent appraisals. However, in some instances, current valuation information for illiquid securities or securities in markets that are not active may not be available from any third-party source or fund management may conclude that the valuations that are available from third-party sources are not reliable. In these instances, fund management may perform model-based analytical valuations that could be used as an input to value these investments.
Derivative Instruments and Hedging Activities. The Company does not use derivative financial instruments for trading or speculative purposes. The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities, and market exposures for certain seed investments. However, certain consolidated sponsored investment funds may also utilize derivatives as a part of their investment strategy.
Changes in the fair value of the Company’s derivative financial instruments are recognized in earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, on the consolidated statements of income.
The Company may also use financial instruments designated as net investment hedges for accounting purposes to hedge net investments in international subsidiaries whose functional currency is not U.S. dollars. The gain or loss from revaluing accounting hedges of net investments in foreign operations at the spot rate is deferred and reported within accumulated other comprehensive income on the consolidated statements of financial condition. The Company reassesses the effectiveness of its net investment hedge on a quarterly basis.
Recent Accounting Pronouncements Not Yet Adopted in 2017
Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance also changes the accounting for certain contract costs and revises the criteria for determining if an entity is acting as a principal or agent in certain arrangements.
The key changes in the standard that impact the Company’s revenue recognition relate to the presentation of certain revenue contracts and associated contract costs. The most significant of these changes relates to the presentation of certain distribution costs, which are currently presented net against revenues (contra-revenue) and will be presented as an expense on a gross basis. The Company adopted ASU 2014-09 effective January 1, 2018 on a full retrospective basis, which will require 2016 and 2017 to be restated in future filings. The cumulative effect adjustment to the 2016 opening retained earnings was not material. The Company currently expects the net gross up to revenue to be approximately $1 billion with a corresponding gross up to expense for both 2016 and 2017.
Recognition and Measurement of Financial Instruments. In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 amends guidance on the classification and measurement of financial instruments, including significant revisions in accounting related to the classification and measurement of investments in certain equity securities. ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments. The reclassification of unrealized gains (losses) on equity securities within accumulated other comprehensive income to retained earnings was not material upon adoption effective January 1, 2018.

Leases. In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which requires lessees to recognize assets and liabilities arising from most operating leases on the consolidated statements of financial condition. The Company expects to record assets and liabilities for its current operating leases upon adoption of ASU 2016-02 and does not expect the adoption to have a material impact on its results of operations or cash flows. ASU 2016-02 is effective for the Company on January 1, 2019, and the Company intends to apply the practical expedients allowed by the standard upon transition.
Cash Flow Classification. In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which amends and clarifies the current guidance to reduce diversity in practice of the classification of certain cash receipts and payments in the consolidated statements of cash flows. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated statement of cash flows. ASU 2016-15 is effective for the Company on January 1, 2018. The Company must apply the guidance retrospectively to all periods presented.

3. Investments
A summary of the carrying value of total investments is as follows:

(in millions)	December 31, 2017	December 31, 2016
Available-for-sale investments	$103	$80
Held-to-maturity investments	102	51
Trading investments:
Consolidated sponsored investment funds:
Debt securities	267	246
Equity securities	245	219
Other equity and debt securities	267	101
Deferred compensation plan mutual funds	56	59
Total trading investments	835	625
Other investments:
Equity method investments(1)	816	730
Cost method investments(2)	93	91
Carried interest(3)	32	18
Total other investments	941	839
Total investments	$1,981	$1,595

(1)  Equity method investments primarily include BlackRock’s direct investments in certain BlackRock sponsored investment funds.
(2)  Amounts include nonmarketable securities, primarily Federal Reserve Bank stock, which is held for regulatory purposes and is restricted from sale. At December 31, 2017 and 2016, there were no indicators of impairment on these investments.
(3)  Carried interest of consolidated sponsor investment funds accounted for as voting rights entities (“VREs”) represents allocations to BlackRock’s general partner capital accounts from certain funds. These balances are subject to change upon cash distributions, additional allocations or reallocations back to limited partners within the respective funds.
Available-for-Sale Investments

At both December 31, 2017 and 2016, available-for-sale investments primarily included certain investments in BlackRock sponsored CLOs and seed investments in BlackRock sponsored mutual funds. The cost of these investments approximated carrying value.
A summary of sale activity of available-for-sale securities during 2017, 2016 and 2015 is shown below.

	Year ended December 31,
(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Sales proceeds	$—	$40	$36
Net realized gain (loss):
Gross realized gains	$—	$2	$3
Gross realized losses	—	(1)	(1)
Net realized gain (loss)	$—	$1	$2

Held-to-Maturity Investments
The carrying value of held-to-maturity investments was $102 million and $51 million at December 31, 2017 and 2016, respectively. Held-to-maturity investments included foreign government debt held primarily for regulatory purposes and certain investments in BlackRock sponsored CLOs. The amortized cost (carrying value) of these investments approximated fair value. At December 31, 2017, $11 million of these investments mature between five years to ten years and $91 million mature after ten years.
Trading Investments
A summary of the cost and carrying value of trading investments is as follows:

	December 31, 2017		December 31, 2016
(in millions)	Cost	Carrying Value	Cost	Carrying Value
Trading investments:
Deferred compensation plan mutual funds	$34	$56	$41	$59
Equity securities/multi-asset mutual funds	446	493	290	308
Debt securities/fixed income mutual funds:
Corporate debt	152	157	128	128
Government debt	72	73	60	60
Asset/mortgage backed debt	56	56	70	70
Total trading investments	$760	$835	$589	$625

4. Consolidated Voting Rights Entities
The Company consolidates certain sponsored investment funds accounted for as VREs because it is deemed to control such funds. The investments owned by these consolidated VREs are classified as trading investments. The following table presents the balances related to these consolidated VREs that were recorded on the consolidated statements of financial condition, including BlackRock’s net interest in these funds:

(in millions)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$63	$53
Investments	512	465
Other assets	13	15
Other liabilities	(37)	(50)
Noncontrolling interests	(91)	(39)
BlackRock’s net interests in consolidated VREs	$460	$444

BlackRock’s total exposure to consolidated VREs represents the value of its economic ownership interest in these sponsored investment funds. Valuation changes associated with investments held at fair value by these consolidated VREs are reflected in nonoperating income (expense) and partially offset in net income (loss) attributable to noncontrolling interests for the portion not attributable to BlackRock.
The Company cannot readily access cash and cash equivalents held by consolidated VREs to use in its operating activities.

5. Variable Interest Entities
In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, which may be considered VIEs. The Company may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company’s involvement in financing the operations of the VIEs is generally limited to its investments in the entity. The Company consolidates entities when it is determined to be the PB. See Note 2, Significant Accounting Policies, for further information on the Company’s accounting policy on consolidation.
Consolidated VIEs.    The Company’s consolidated VIEs include certain sponsored investment funds in which BlackRock has an investment and as the investment manager, is deemed to have both the power to direct the most significant activities of the funds and the right to receive benefits (or the obligation to absorb losses) that could potentially be significant to these sponsored investment funds. The assets of these VIEs are not available to creditors of the Company. In addition, the investors in these VIEs have no recourse to the credit of the Company.
Consolidated VIE assets and liabilities are presented after intercompany eliminations at December 31, 2017 and 2016 in the following table:

(in millions)	December 31, 2017	December 31, 2016
Assets of consolidated VIEs:
Cash and cash equivalents	$144	$84
Investments:
Trading investments	915	552
Other investments	578	456
Other assets	66	63
Total investments and other assets	1,559	1,071
Liabilities of consolidated VIEs	(369)	(216)
Noncontrolling interests	(375)	(207)
BlackRock's net interests in consolidated VIEs	$959	$732

Net gain (loss) related to consolidated VIEs is presented in the following table:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Nonoperating net gain (loss) on consolidated VIEs	$118	$16	$58
Net gain (loss) attributable to NCI on consolidated VIEs	$33	$(2)	$6

Non-Consolidated VIEs. At December 31, 2017 and 2016, the Company’s carrying value of assets and liabilities included on the consolidated statements of financial condition pertaining to nonconsolidated VIEs and its maximum risk of loss related to VIEs for which it held a variable interest, but for which it was not the PB, was as follows:

(in millions) At December 31, 2017	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss(1)
Sponsored investment products	$263	$15	$(7)	$295
At December 31, 2016
Sponsored investment products	$171	$9	$(8)	$197

(1)	At December 31, 2017 and 2016, BlackRock’s maximum risk of loss associated with these VIEs primarily related to BlackRock’s investments and collecting advisory fee receivables.
The net assets of sponsored investment products that are nonconsolidated VIEs approximated $5 billion and $4 billion at December 31, 2017 and 2016, respectively.

6. Fair Value Disclosures
Fair Value Hierarchy
Assets and liabilities measured at fair value on a recurring basis and other assets not held at fair value

December 31, 2017 (in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Measured at NAV(1)	Other Assets Not Held at Fair Value(2)	December 31, 2017
Assets:
Investments
Available-for-sale	$7	$96	$—	$—	$—	$103
Held-to-maturity debt securities	—	—	—	—	102	102
Trading:
Deferred compensation plan mutual funds	56	—	—	—	—	56
Equity securities / Multi-asset mutual funds	493	—	—	—	—	493
Debt securities / fixed income mutual funds	2	284	—	—	—	286
Total trading	551	284	—	—	—	835
Other investments:
Equity method:
Equity and fixed income mutual funds	183	—	—	12	—	195
Other	—	—	—	609	12	621
Total equity method	183	—	—	621	12	816
Cost method investments	—	—	—	—	93	93
Carried interest	—	—	—	—	32	32
Total investments	741	380	—	621	239	1,981
Separate account assets	114,422	34,582	—	—	933	149,937
Separate account collateral held under securities lending agreements:
Equity securities	18,778	—	—	—	—	18,778
Debt securities	—	5,412	—	—	—	5,412
Total separate account collateral held under securities lending agreements	18,778	5,412	—	—	—	24,190
Investments of consolidated VIEs:
Trading:
Equity securities	440	—	—	—	—	440
Debt securities	—	475	—	—	—	475
Other investments:
Private / public equity(3)	6	2	116	59	76	259
Other	—	—	—	53	—	53
Carried interest	—	—	—	—	266	266
Total investments of consolidated VIEs	446	477	116	112	342	1,493
Total	$134,387	$40,851	$116	$733	$1,514	$177,601
Liabilities:
Separate account collateral liabilities under securities lending agreements	$18,778	$5,412	$—	$—	$—	$24,190
Other liabilities(4)	—	7	236	—	—	243
Total	$18,778	$5,419	$236	$—	$—	$24,433

(1)	Amounts are comprised of certain investments measured at fair value using NAV (or its equivalent) as a practical expedient.

(2)
Amounts are comprised of investments held at cost or amortized cost, carried interest and certain equity method investments, which include sponsored investment funds and other assets, which are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(3)	Level 3 amounts primarily include direct investments in private equity companies held by private equity funds.

(4)	Amounts primarily include contingent liabilities related to certain acquisitions (see Note 13, Commitments and Contingencies, for more information).
Assets and liabilities measured at fair value on a recurring basis and other assets not held at fair value

December 31, 2016 (in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Measured at NAV(1)	Other Assets Not Held at Fair Value(2)	December 31, 2016
Assets:
Investments
Available-for-sale	$7	$49	$24	$—	$—	$80
Held-to-maturity debt securities	—	—	—	—	51	51
Trading:
Deferred compensation plan mutual funds	59	—	—	—	—	59
Equity securities / Multi-asset mutual funds	308	—	—	—	—	308
Debt securities / fixed income mutual funds	1	250	7	—	—	258
Total trading	368	250	7	—	—	625
Other investments:
Equity method:
Equity and fixed income mutual funds	323	—	—	5	—	328
Other	—	—	—	394	8	402
Total equity method	323	—	—	399	8	730
Cost method investments	—	—	—	—	91	91
Carried interest	—	—	—	—	18	18
Total investments	698	299	31	399	168	1,595
Separate account assets	109,663	38,542	—	—	884	149,089
Separate account collateral held under securities lending agreements:
Equity securities	22,173	—	—	—	—	22,173
Debt securities	—	5,619	—	—	—	5,619
Total separate account collateral held under securities lending agreements	22,173	5,619	—	—	—	27,792
Investments of consolidated VIEs:
Trading:
Equity securities	278	—	—	—	—	278
Debt securities	—	274	—	—	—	274
Other investments:
Private / public equity(3)	3	2	112	89	79	285
Other	—	—	—	63	—	63
Carried interest	—	—	—	—	108	108
Total investments of consolidated VIEs	281	276	112	152	187	1,008
Total	$132,815	$44,736	$143	$551	$1,239	$179,484
Liabilities:
Separate account collateral liabilities under securities lending agreements	$22,173	$5,619	$—	$—	$—	$27,792
Other liabilities(4)	—	7	115	—	—	122
Total	$22,173	$5,626	$115	$—	$—	$27,914

(1)	Amounts are comprised of certain investments measured at fair value using NAV (or its equivalent) as a practical expedient.

(2)
Amounts are comprised of investments held at cost or amortized cost, carried interest and certain equity method investments, which include sponsored investment funds and other assets, which are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(3)	Level 3 amounts include direct investments in private equity companies held by private equity funds.

(4)	Amounts primarily include contingent liabilities related to certain acquisitions (see Note 13, Commitments and Contingencies, for more information).
Level 3 Assets. Level 3 investments of consolidated VIEs of $116 million and $112 million at December 31, 2017 and 2016, respectively, related to direct investments in private equity companies held by consolidated private equity funds.
Direct investments in private equity companies may be valued using the market approach or the income approach, or a combination thereof, and were valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third-party financing, changes in valuations of comparable peer companies, the business environment of the companies, market indices, assumptions relating to appropriate risk adjustments for nonperformance and legal restrictions on disposition, among other factors. The fair value derived from the methods used is evaluated and weighted, as appropriate, considering the reasonableness of the range of values indicated. Under the market approach, fair value may be determined by reference to multiples of market-comparable companies or transactions, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. Under the income approach, fair value may be determined by discounting the expected cash flows to a single present value amount using current expectations about those future amounts. Unobservable inputs used in a discounted cash flow model may include projections of operating performance generally covering a five-year period and a terminal value of the private equity direct investment. For investments utilizing the discounted cash flow valuation technique, a significant increase (decrease) in the discount rate, risk premium or discount for lack of marketability in isolation could result in a significantly lower (higher) fair value measurement. For investments utilizing the market comparable companies valuation technique, a significant increase (decrease) in the EBITDA multiple in isolation could result in a significantly higher (lower) fair value measurement.
Level 3 assets may include investments in CLOs valued based on single-broker nonbinding quotes, and direct private equity investments valued using the market approach or the income approach as described above.
Level 3 Liabilities. Level 3 other liabilities primarily include recorded contingent liabilities related to certain acquisitions, which were valued based upon discounted cash flow analyses using unobservable market data inputs.
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2017

(in millions)	December 31, 2016	Realized and Unrealized Gains (Losses) in Earnings and OCI	Purchases	Sales and Maturities	Issuances and Other Settlements(1)	Transfers into Level 3	Transfers out of Level 3(2)	December 31, 2017	Total Net Unrealized Gains (Losses) Included in Earnings(3)
Assets:
Investments:
Available-for-sale securities(4)	$24	$—	$23	$—	$—	$—	$(47)	$—
Trading	7	—	7	—	—	—	(14)	—
Total investments	31	—	30	—	—	—	(61)	—
Assets of consolidated VIEs - Private equity	112	4	—	—	—	—	—	116	$4
Total Level 3 assets	$143	$4	$30	$—	$—	$—	$(61)	$116
Liabilities:
Other liabilities(5)	$115	$(10)	$—	$—	$111	$—	$—	236	$(10)

(1)
Issuance and other settlements amount includes $120 million and $9 million of contingent liabilities in connection with the acquisition of the equity infrastructure franchise of First Reserve in June 2017 (“First Reserve Transaction”) and the acquisition of Cachematrix in July 2017 (“Cachematrix Transaction”), respectively, offset by contingent liability payments in connection with certain prior acquisitions.

(2)	Amounts include transfers out of Level 3 due to availability of observable market inputs from pricing vendors.
(3)     Earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at the reporting date.

(4)	Amounts include investments in CLOs.

(5)	Other liabilities amount includes contingent liabilities in connection with certain acquisitions.
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2016

(in millions)	December 31, 2015	Realized and Unrealized Gains (Losses) in Earnings and OCI	Purchases	Sales and Maturities	Issuances and Other Settlements(1)	Transfers into Level 3	Transfers out of Level 3(2)	December 31, 2016	Total Net Unrealized Gains (Losses) Included in Earnings(3)
Assets:
Investments:
Available-for-sale securities(4)	$23	$—	$47	$—	$—	$—	$(46)	$24
Trading	2	—	8	—	—	—	(3)	7
Total investments	25	—	55	—	—	—	(49)	31
Assets of consolidated VIEs - Private equity	196	3	6	(15)	—	—	(78)	112	$3
Total Level 3 assets	$221	$3	$61	$(15)	$—	$—	$(127)	$143
Liabilities:
Other liabilities(5)	$48	$3	$—	$—	$70	$—	$—	115	$3

(1)	Issuances and other settlements amount includes a contingent liability related to the BofA® Global Capital Management transaction in April 2016.

(2)	Amounts include transfers out of Level 3 due to availability of observable market inputs from pricing vendors.

(3)	Earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at the reporting date.

(4)	Amounts include investments in CLOs.

(5)	Other liabilities amount includes contingent liabilities and payments of contingent liabilities in connection with certain acquisitions.
Realized and Unrealized Gains (Losses) for Level 3 Assets and Liabilities. Realized and unrealized gains (losses) recorded for Level 3 assets and liabilities are reported in nonoperating income (expense) on the consolidated statements of income. A portion of net income (loss) for consolidated sponsored investment funds are allocated to noncontrolling interests to reflect net income (loss) not attributable to the Company.
Transfers in and/or out of Levels. Transfers in and/or out of levels are reflected when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable/unobservable, or when the carrying value of certain equity method investments no longer represents fair value as determined under valuation methodologies.
Disclosures of Fair Value for Financial Instruments Not Held at Fair Value. At December 31, 2017 and 2016, the fair value of the Company’s financial instruments not held at fair value are categorized in the table below.

	December 31, 2017		December 31, 2016
(in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy
Financial Assets:
Cash and cash equivalents	$6,894	$6,894	$6,091	$6,091	Level 1	(1) (2)
Accounts receivable	2,699	2,699	2,115	2,115	Level 1	(3)
Cash and cash equivalents of consolidated VIEs	144	144	84	84	Level 1	(1) (2)
Other assets	70	70	25	25	Level 1	(1) (4)
Financial Liabilities:
Accounts payable and accrued liabilities	1,161	1,161	880	880	Level 1	(3)
Long-term borrowings	5,014	5,225	4,915	5,165	Level 2	(5)

(1)	Cash and cash equivalents are carried at either cost or amortized cost, which approximates fair value due to their short-term maturities.

(2)
At December 31, 2017 and 2016, approximately $163 million and $132 million of money market funds were recorded within cash and cash equivalents on the consolidated statements of financial condition. In addition, at December 31, 2017 and 2016, approximately $14 million and $13 million, respectively, of money market funds were recorded within cash and cash equivalents of consolidated VIEs. Money market funds are valued based on quoted market prices, or $1.00 per share, which generally is the NAV of the fund.

(3)	The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short-term nature.

(4)	Other assets primarily include restricted cash.

(5)
Long-term borrowings are recorded at amortized cost, net of debt issuance costs. The fair value of the long-term borrowings, including the current portion of long-term borrowings, is estimated using market prices at the end of

December 2017 and 2016, respectively. See Note 12, Borrowings, for the fair value of each of the Company’s long-term borrowings.
Investments in Certain Entities that Calculate Net Asset Value Per Share
As a practical expedient to value certain investments that do not have a readily determinable fair value and have attributes of an investment company, the Company uses NAV as the fair value. The following tables list information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a NAV per share (or equivalent).
December 31, 2017

(in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Equity method:(1)
Hedge funds/funds of hedge funds	(a)	$230	$48	Daily/Monthly (21%) Quarterly (49%) N/R (30%)	1 – 90 days
Private equity funds	(b)	94	86	N/R	N/R
Real assets funds	(c)	282	69	Quarterly (83%) N/R (17%)	60 days
Other		15	14	Daily (80%) N/R (20%)	5 days
Consolidated VIEs:
Private equity funds of funds	(d)	59	20	N/R	N/R
Hedge fund	(a)	19	—	Quarterly	90 days
Real assets funds	(c)	34	49	NR	NR
Total		$733	$286
December 31, 2016

(in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Equity method:(1)
Hedge funds/funds of hedge funds	(a)	$237	$14	Daily/Monthly (21%) Quarterly (51%) N/R (28%)	1 – 90 days
Private equity funds	(b)	90	62	N/R	N/R
Real assets funds	(c)	60	35	Quarterly (41%) N/R (59%)	60 days
Other		12	9	Daily/Monthly (42%) N/R (58%)	3-5 days
Consolidated VIEs:
Private equity funds of funds	(d)	89	16	N/R	N/R
Hedge fund	(a)	36	—	Quarterly	90 days
Real assets funds	(c)	27	21	NR	NR
Total		$551	$157

N/R – not redeemable

(1)
Comprised of equity method investments, which include investment companies, which account for their financial assets and most financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.

(2)
This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit, opportunistic and mortgage instruments and other third-party hedge funds. The fair values of the investments have been estimated using the NAV of the Company’s ownership interest in partners’ capital. It was estimated that the investments in the funds that are not subject to redemption will be liquidated over a weighted-average period of seven years at December 31, 2017 and approximately one year at December 31, 2016.

(3)
This category includes several private equity funds that initially invest in nonmarketable securities of private companies, which ultimately may become public in the future. The fair values of these investments have been estimated using capital accounts representing the Company’s ownership interest in the funds as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It was estimated that the investments in these funds will be liquidated over a weighted-average period of approximately six years and five years at December 31, 2017 and 2016, respectively.

(c)    This category includes several real assets funds that invest directly in real estate, real estate related assets and infrastructure. The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in the funds. The Company’s investments that are not subject to redemption or are not currently redeemable are normally returned through distributions as a result of the liquidation of the underlying assets of the funds. It is estimated that the investments in these funds not subject to redemptions will be liquidated over a weighted-average period of approximately eight years and six years at December 31, 2017 and 2016, respectively. The total remaining unfunded commitments to other third-party funds were $117 million and $56 million at December 31, 2017 and December 31, 2016, respectively. The Company had contractual obligations to the consolidated funds of $98 million at December 31, 2017 and $56 million at December 31, 2016.
(d)    This category includes the underlying third-party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds, the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately five years at both December 31, 2017 and 2016. The total remaining unfunded commitments to other third-party funds were $20 million and $16 million at December 31, 2017 and 2016, respectively. The Company had contractual obligations to the consolidated funds of $23 million and $24 million at December 31, 2017 and 2016, respectively.

7. Derivatives and Hedging
The Company maintains a program to enter into swaps to hedge against market price and interest rate exposures with respect to certain seed investments in sponsored investment products. At December 31, 2017, the Company had outstanding total return swaps with an aggregate notional value of approximately $587 million. At December 31, 2016, the Company had outstanding total return swaps and interest rate swaps with aggregate notional values of approximately $572 million and $42 million, respectively.
Gains (losses) on total return swaps are recorded in nonoperating income (expense) and were $(118) million, $(31) million and $11 million for 2017, 2016 and 2015, respectively.
Gains (losses) on the interest rate swaps are recorded in nonoperating income (expense) and were not material for 2017, 2016 and 2015.
The Company has entered into a derivative, providing credit protection to a counterparty of approximately $17 million, representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company carries the derivative at fair value based on the expected discounted future cash outflows under the arrangement.
The Company executes forward foreign currency exchange contracts to mitigate the risk of certain foreign exchange movements. At December 31, 2017 and 2016, the Company had outstanding forward foreign currency exchange contracts with aggregate notional values of approximately $1.5 billion and $107 million, respectively. Gains (losses) on the forward foreign currency exchange contracts are recorded in other general and administration expense and were $63 million for 2017. Gains (losses) on the forward foreign currency exchange contracts were not material to the consolidated statements of income for 2016 and 2015.
The Company consolidates certain sponsored investment funds, which may utilize derivative instruments as a part of the funds’ investment strategies. The change in fair value of such derivatives, which is recorded in nonoperating income (expense), was not material for 2017, 2016 and 2015.
The fair value of the outstanding derivatives mentioned above were not material to the consolidated statements of financial condition at December 31, 2017 and 2016.
See Note 12, Borrowings, for more information on the Company’s net investment hedge.

8. Property and Equipment
Property and equipment consists of the following:

	Estimated useful	December 31,
(in millions)	life-in years	2,017,000,000	2,016,000,000
Property and equipment:
Land	N/A	$6	$6
Building	39	33	33
Building improvements	15	29	29
Leasehold improvements	1-15	504	476
Equipment and computer software	3	444	411
Other transportation equipment	10	134	135
Furniture and fixtures	7	67	65
Construction in progress	N/A	33	5
Total		1,250	1,160
Less: accumulated depreciation and amortization		658	601
Property and equipment, net		$592	$559

N/A	– Not Applicable
Qualifying software costs of approximately $60 million, $50 million and $48 million have been capitalized within equipment and computer software during 2017, 2016 and 2015, respectively, and are being amortized over an estimated useful life of three years.
Depreciation and amortization expense was $132 million, $124 million and $115 million for 2017, 2016 and 2015, respectively.

9. Goodwill
Goodwill activity during 2017 and 2016 was as follows:

(in millions)	2,017,000,000	2,016,000,000
Beginning of year balance	$13,118	$13,123
Acquisitions(1)	121	14
Goodwill adjustments related to Quellos(2)	(19)	(19)
End of year balance	$13,220	$13,118

(1)
In 2017, the $121 million increase includes $91 million of goodwill related to the First Reserve Transaction, which expanded the Company’s energy and power infrastructure platform and $30 million of goodwill related to the Cachematrix Transaction, which enhanced the Company’s technology and cash management capabilities. The total consideration paid for the First Reserve Transaction was approximately $193 million, including $120 million of contingent consideration at fair value at time of close. The total consideration paid for the Cachematrix Transaction was approximately $38 million, including $9 million of contingent consideration at fair value at time of close. In 2016, the $14 million increase represents goodwill from the BofA Global Capital Management transaction in April 2016 that transferred investment management responsibilities of approximately $80.6 billion of cash assets under management to the Company. Total consideration included $75 million of contingent consideration at fair value at time of close. BlackRock’s platform provides clients with broad access to high quality, global liquidity investment solutions.

(1)
The decrease in goodwill during both 2017 and 2016 resulted from a decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill from the acquisition of the fund-of-funds business of Quellos Group, LLC in October 2007 (the “Quellos Transaction”). Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction. The balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $168 million and $200 million at December 31, 2017 and 2016, respectively.

BlackRock assessed its goodwill for impairment as of July 31, 2017, 2016 and 2015 and considered such factors as the book value and the market capitalization of the Company. The impairment assessment indicated no impairment charges were required. The Company continues to monitor its book value per share compared with closing prices of its common stock for potential indicators of impairment. At December 31, 2017, the Company’s common stock closed at a market price of $513.71, which exceeded its book value of approximately $197.61 per share.

10. Intangible Assets
Intangible assets at December 31, 2017 and 2016 consisted of the following:

(in millions)	Remaining Weighted- Average Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
At December 31, 2017
Indefinite-lived intangible assets:
Management contracts	N/A	$15,769	$—	$15,769
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6
Total indefinite-lived intangible assets		17,178	—	17,178
Finite-lived intangible assets:
Management contracts	5.3	379	212	167
Investor/customer relationships	11.2	45	2	43
Intellectual property	0.6	6	5	1
Total finite-lived intangible assets	6.5	430	219	211
Total intangible assets		$17,608	$219	$17,389
At December 31, 2016
Indefinite-lived intangible assets:
Management contracts	N/A	$15,769	$—	$15,769
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6
Total indefinite-lived intangible assets		17,178	—	17,178
Finite-lived intangible assets:
Management contracts	3.9	1,011	827	184
Intellectual property	1.6	6	5	1
Total finite-lived intangible assets	3.8	1,017	832	185
Total intangible assets		$18,195	$832	$17,363

N/A	— Not Applicable

The impairment tests performed for intangible assets as of July 31, 2017, 2016 and 2015 indicated no impairment charges were required.
Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(in millions)
Year	Amount
2,018,000,000	$45
2,019,000,000	44
2,020,000,000	29
2,021,000,000	27
2,022,000,000	18

In 2017, in connection with the First Reserve Transaction, the Company acquired $70 million of finite-lived management contracts with a weighted-average estimated life of approximately 7.6 years.  In addition, in 2017 in connection with the First Reserve and Cachematrix Transactions, the Company acquired $40 million and $5 million, respectively, of investor/customer relationships with a weighted-average estimated life of approximately 12 and 10 years, respectively.
In 2016, in connection with the BofA Global Capital Management transaction, the Company acquired $70 million of indefinite-lived management contracts and $20 million of finite-lived management contracts with a weighted-average estimated life of approximately 10 years.

11. Other Assets
The Company accounts for its interest in PennyMac as an equity method investment, which is included in other assets on the consolidated statements of financial condition. The carrying value and fair value of the Company’s interest (approximately 20% or 16 million shares and non-public units) was approximately $342 million and $348 million, respectively, at December 31, 2017 and approximately $301 million and $259 million, respectively, at December 31, 2016. The fair value of the Company’s interest reflected the PennyMac stock price at December 31, 2017 and 2016, respectively (a Level 1 input). The fair value of the

Company’s interest in the non-public units held of PennyMac is based on the stock price of the PennyMac public securities at December 31, 2017 and 2016.

12. Borrowings
Short-Term Borrowings
2017 Revolving Credit Facility.  The Company’s credit facility has an aggregate commitment amount of $4.0 billion and was amended in April 2017 to extend the maturity date to April 2022 (the “2017 credit facility”). The 2017 credit facility permits the Company to request up to an additional $1.0 billion of borrowing capacity, subject to lender credit approval, increasing the overall size of the 2017 credit facility to an aggregate principal amount not to exceed $5.0 billion. Interest on borrowings outstanding accrues at a rate based on the applicable London Interbank Offered Rate plus a spread. The 2017 credit facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to earnings before interest, taxes, depreciation and amortization, where net debt equals total debt less unrestricted cash) of 3 to 1, which was satisfied with a ratio of less than 1 to 1 at December 31, 2017. The 2017 credit facility provides back-up liquidity to fund ongoing working capital for general corporate purposes and various investment opportunities. At December 31, 2017, the Company had no amount outstanding under the 2017 credit facility.
Commercial Paper Program.  The Company can issue unsecured commercial paper notes (the “CP Notes”) on a private-placement basis up to a maximum aggregate amount outstanding at any time of $4.0 billion. The commercial paper program is currently supported by the 2017 credit facility. At December 31, 2017, BlackRock had no CP Notes outstanding.
Long-Term Borrowings
The carrying value and fair value of long-term borrowings estimated using market prices and foreign exchange rates at December 31, 2017 included the following:

(in millions)	Maturity Amount	Unamortized Discount and Debt Issuance Costs	Carrying Value	Fair Value
5.00% Notes due 2019	$1,000	$(1)	$999	$1,051
4.25% Notes due 2021	750	(3)	747	792
3.375% Notes due 2022	750	(4)	746	774
3.50% Notes due 2024	1,000	(6)	994	1,038
1.25% Notes due 2025	841	(6)	835	864
3.20% Notes due 2027	700	(7)	693	706
Total Long-term Borrowings	$5,041	$(27)	$5,014	$5,225

Long-term borrowings at December 31, 2016 had a carrying value of $4.9 billion and a fair value of $5.2 billion determined using market prices at the end of December 2016.
2027 Notes.  In March 2017, the Company issued $700 million in aggregate principal amount of 3.20% senior unsecured and unsubordinated notes maturing on March 15, 2027 (the “2027 Notes”). Interest is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2017, and is approximately $22 million per year. The 2027 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price.  The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2027 Notes.
In April 2017, the net proceeds of the 2027 Notes were used to fully repay $700 million in aggregate principal amount outstanding of 6.25% notes prior to their maturity in September 2017.
2025 Notes.  In May 2015, the Company issued €700 million of 1.25% senior unsecured notes maturing on May 6, 2025 (the “2025 Notes”). The notes are listed on the New York Stock Exchange. The net proceeds of the 2025 Notes were used for general corporate purposes, including refinancing of outstanding indebtedness. Interest of approximately $9 million per year based on current exchange rates is payable annually on May 6 of each year. The 2025 Notes may be redeemed in whole or in part prior to maturity at any time at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2025 Notes.
Upon conversion to U.S. dollars the Company designated the €700 million debt offering as a net investment hedge to offset its currency exposure relating to its net investment in certain euro functional currency operations. A loss of $64 million (net of a tax benefit of $38 million), a gain of $14 million (net of tax of $8 million), and a gain of $19 million (net of tax of $11 million) were recognized in other comprehensive income for 2017, 2016 and 2015, respectively. No hedge ineffectiveness was recognized during 2017, 2016, and 2015.
2024 Notes.  In March 2014, the Company issued $1.0 billion in aggregate principal amount of 3.50% senior unsecured and unsubordinated notes maturing on March 18, 2024 (the “2024 Notes”). The net proceeds of the 2024 Notes were used to refinance certain indebtedness which matured in the fourth quarter of 2014. Interest is payable semi-annually in arrears on

March 18 and September 18 of each year, or approximately $35 million per year. The 2024 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2024 Notes.
2022 Notes. In May 2012, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities, including $750 million of 1.375% notes, which were repaid in June 2015 at maturity, and $750 million of 3.375% notes maturing in June 2022 (the “2022 Notes”).   Net proceeds were used to fund the repurchase of BlackRock’s common stock and Series B Preferred from Barclays and affiliates and for general corporate purposes. Interest on the 2022 Notes of approximately $25 million per year is payable semi-annually on June 1 and December 1 of each year. The 2022 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The “make-whole” redemption price represents a price, subject to the specific terms of the 2022 Notes and related indenture, that is the greater of (a) par value and (b) the present value of future payments that will not be paid because of an early redemption, which is discounted at a fixed spread over a comparable Treasury security. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2022 Notes.
2021 Notes. In May 2011, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities, including $750 million of 4.25% notes maturing in May 2021 and $750 million of floating rate notes, which were repaid in May 2013 at maturity. Net proceeds of this offering were used to fund the repurchase of BlackRock’s Series B Preferred from affiliates of Merrill Lynch & Co., Inc. Interest on the 4.25% notes due in 2021 (“2021 Notes”) is payable semi-annually on May 24 and November 24 of each year, and is approximately $32 million per year. The 2021 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2021 Notes.
2019 Notes.  In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, which were repaid in December 2012, $1.0 billion of 3.50% notes, which were repaid in December 2014 at maturity, and $1.0 billion of 5.0% notes maturing in December 2019 (the “2019 Notes”). Net proceeds of this offering were used to repay borrowings under the CP Program, which was used to finance a portion of the acquisition of Barclays Global Investors from Barclays on December 1, 2009, and for general corporate purposes. Interest on the 2019 Notes of approximately $50 million per year is payable semi-annually in arrears on June 10 and December 10 of each year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The unamortized discount and debt issuance costs are being amortized over the remaining term of the 2019 Notes.

13. Commitments and Contingencies
Operating Lease Commitments
The Company leases its primary office spaces under agreements that expire through 2043. Future minimum commitments under these operating leases are as follows:

(in millions)
Year	Amount
2,018,000,000	141
2,019,000,000	132
2,020,000,000	126
2,021,000,000	118
2,022,000,000	109
Thereafter	1,580
Total	$2,206
In May 2017, the Company entered into an agreement with 50 HYMC Owner LLC, for the lease of approximately 847,000 square feet of office space located at 50 Hudson Yards, New York, New York. The term of the lease is twenty years from the date that rental payments begin, expected to occur in May 2023, with the option to renew for a specified term. The lease requires annual base rental payments of approximately $51 million per year during the first five years of the lease term, increasing every five years to $58 million, $66 million and $74 million per year (or approximately $1.2 billion in base rent over its twenty-year term). This lease is classified as an operating lease and, as such, is not recorded as a liability on the consolidated statements of financial condition.

Rent expense and certain office equipment expense under lease agreements amounted to $132 million, $134 million and $136 million in 2017, 2016 and 2015, respectively.
Investment Commitments. At December 31, 2017, the Company had $298 million of various capital commitments to fund sponsored investment funds, including consolidated VIEs.  These funds include private equity funds, real assets funds, and opportunistic funds. This amount excludes additional commitments made by consolidated funds of funds to underlying third-party funds as third-party noncontrolling interest holders have the legal obligation to fund the respective commitments of such funds of funds. Generally, the timing of the funding of these commitments is unknown and the commitments are callable on demand at any time prior to the expiration of the commitment. These unfunded commitments are not recorded on the consolidated statements of financial condition. These commitments do not include potential future commitments approved by the Company that are not yet legally binding. The Company intends to make additional capital commitments from time to time to fund additional investment products for, and with, its clients.
Contingencies
Contingent Payments Related to Business Acquisitions.  In connection with certain acquisitions, BlackRock is required to make contingent payments, subject to achieving specified performance targets, which may include revenue related to acquired contracts or new capital commitments for certain products. The fair value of the remaining aggregate contingent payments at December 31, 2017 totaled $236 million, including $128 million related to the First Reserve Transaction, and is included in other liabilities on the consolidated statements of financial condition.
Other Contingent Payments. The Company acts as the portfolio manager in a series of derivative transactions and has a maximum potential exposure of $17 million between the Company and counterparty. See Note 7, Derivatives and Hedging, for further discussion.
Legal Proceedings. From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and regulatory authorities and international regulatory authorities in connection with industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, BlackRock-advised investment portfolios may be subject to lawsuits, any of which potentially could harm the investment returns of the applicable portfolio or result in the Company being liable to the portfolios for any resulting damages.

On May 27, 2014, certain investors in the BlackRock Global Allocation Fund, Inc. and the BlackRock Equity Dividend Fund (collectively, the “Funds”) filed a consolidated complaint (the “Consolidated Complaint”) in the U.S. District Court for the District of New Jersey against BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited under the caption In re BlackRock Mutual Funds Advisory Fee Litigation. The Consolidated Complaint, which purports to be brought derivatively on behalf of the Funds, alleges that the defendants violated Section 36(b) of the Investment Company Act by receiving allegedly excessive investment advisory fees from the Funds. On February 24, 2015, the same plaintiffs filed another complaint in the same court against BlackRock Investment Management, LLC and BlackRock Advisors, LLC. Both complaints seek, among other things, to recover on behalf of the Funds all allegedly excessive advisory fees received by defendants in the twelve month period preceding the start of each lawsuit, along with purported lost investment returns on those amounts, plus interest. The defendants believe the claims in both lawsuits are without merit and are vigorously defending the actions.  On September 25, 2017, the defendants filed a motion for summary judgment to dismiss the lawsuit, which is pending.
In November 2015, BlackRock, Inc., BlackRock Realty Advisors, Inc. (“BRA”), BlackRock US Core Property Fund, Inc. (formerly known as BlackRock Granite Property Fund, Inc.) (“Granite Fund”), and certain other Granite Fund related entities (collectively, the “BlackRock Parties”) were named as defendants in thirteen lawsuits filed in the Superior Court of the State of California for the County of Alameda arising out of the June 16, 2015 collapse of a balcony at the Library Gardens apartment complex in Berkeley, California (the “Property”). The Property is indirectly owned by the Granite Fund, which is managed by BRA. The plaintiffs also named as defendants in the lawsuits Greystar, which manages the Property, and certain other non-BlackRock related entities, including the developer of the Property, building contractors and building materials suppliers. The plaintiffs alleged, among other things, that the BlackRock Parties were negligent in their ownership, control and maintenance of the Property’s balcony, and sought monetary, including punitive, damages. Additionally, on March 16, 2016, three former tenants of the Library Gardens apartment unit who were not physically injured but experienced the balcony collapse sued the BlackRock Parties for emotional damages. In November 2017, the BlackRock Parties settled all of the lawsuits relating to Library Gardens.
On June 16, 2016, iShares Trust, BlackRock, Inc. and certain of its advisory affiliates, and the directors and certain officers of the iShares ETFs were named as defendants in a purported class action lawsuit filed in California state court. The lawsuit was filed by investors in certain iShares ETFs (the "ETFs"), and alleges the defendants violated the federal securities laws, purportedly by failing to adequately disclose in prospectuses issued by the ETFs the risks to the ETFs’ shareholders in the event of a "flash crash."  Plaintiffs seek unspecified monetary damages. The plaintiffs’ complaint was dismissed in December 2016 and on January 6, 2017, plaintiffs filed an amended complaint. The defendants filed a motion for judgment on the pleadings dismissing that complaint. On September 18, 2017, the court dismissed the lawsuit. On December 1, 2017, the plaintiffs appealed the dismissal of their lawsuit.
On April 5, 2017, BlackRock, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”), the BlackRock, Inc. Retirement Committee and various sub-committees, and a BlackRock employee were named as defendants in a purported class action lawsuit brought in the U.S. District Court for the Northern District of California by a former employee on behalf of all BlackRock employee 401(k) Plan (the “Plan”) participants and beneficiaries in the Plan from April 5, 2011, to the present. The lawsuit generally alleges that the defendants breached their duties towards Plan participants in violation of the Employee Retirement Income Security Act of 1974 by, among other things, offering investment options that were overly expensive, underperformed peer funds, focused disproportionately on active versus passive strategies, and were unduly concentrated with investment options managed by

BlackRock. While the complaint does not contain any specific amount in alleged damages, it claims that the purported underperformance and hidden fees cost Plan participants more than $60 million. On October 10, 2017, the plaintiffs filed an Amended Complaint, which, among other things, adds as defendants certain current and former members of the BlackRock Retirement and Investment Committees. The Amended Complaint also includes a new purported class claim on behalf of investors in certain Collective Trust Funds (“CTFs”) managed by BTC. Specifically, the plaintiffs allege that BTC, as fiduciary to the CTFs, engaged in self-dealing by, most significantly, selecting itself as the lending agent on terms that plaintiffs claim were excessive.  The defendants believe the claims in this lawsuit are without merit and is vigorously defending the action. BlackRock moved to dismiss the Amended Complaint on November 8, 2017.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability arising out of regulatory matters or lawsuits will have a material effect on BlackRock’s results of operations, financial position, or cash flows. However, there is no assurance as to whether any such pending or threatened matters will have a material effect on BlackRock’s results of operations, financial position or cash flows in any future reporting period. Due to uncertainties surrounding the outcome of these matters, management cannot reasonably estimate the possible loss or range of loss that may arise from these matters.
Indemnifications. In the ordinary course of business or in connection with certain acquisition agreements, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined or the likelihood of any liability is considered remote. Consequently, no liability has been recorded on the consolidated statements of financial condition.
In connection with securities lending transactions, BlackRock has issued certain indemnifications to certain securities lending clients against potential loss resulting from a borrower’s failure to fulfill its obligations under the securities lending agreement should the value of the collateral pledged by the borrower at the time of default be insufficient to cover the borrower’s obligation under the securities lending agreement. At December 31, 2017, the Company indemnified certain clients for their securities lending loan balances of approximately $200 billion. The Company held as agent, cash and securities totaling $214 billion as collateral for indemnified securities on loan at December 31, 2017. The fair value of these indemnifications was not material at December 31, 2017.

14. Stock-Based Compensation
The components of stock-based compensation expense are as follows:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Stock-based compensation:
Restricted stock and RSUs	$524	$493	$484
Long-term incentive plans to be funded by PNC	15	28	30
Stock options	3	—	—
Total stock-based compensation	$542	$521	$514

Stock Award and Incentive Plan. Pursuant to the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and nonemployee directors. A maximum of 34,500,000 shares of common stock were authorized for issuance under the Award Plan. Of this amount, 2,438,646 shares remain available for future awards at December 31, 2017. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury to the extent available.
Restricted Stock and RSUs. Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Substantially all restricted stock and RSUs vest over periods ranging from one to three years and are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Restricted stock and RSUs are not considered participating securities for purposes of calculating EPS as the dividend equivalents are subject to forfeiture prior to vesting of the award.
Restricted stock and RSU activity for 2017 is summarized below.

Outstanding at	Restricted Stock and RSUs	Weighted- Average Grant Date Fair Value
December 31, 2016	2,987,588	$318.04
Granted	1,104,210	$381.62
Converted	(1,424,649)	$321.12
Forfeited	(58,481)	$339.17
December 31, 2017(1)	2,608,668	$342.79

(1)	At December 31, 2017, approximately 2.3 million awards are expected to vest and 0.3 million awards have vested but have not been converted.
The Company values restricted stock and RSUs at their grant-date fair value as measured by BlackRock’s common stock price. The total grant-date fair market value of RSUs/restricted stock granted to employees during 2017, 2016 and 2015 was $421 million, $446 million and $473 million, respectively. The total grant-date fair market value of RSUs/restricted stock converted to common stock during 2017, 2016 and 2015 was $457 million, $413 million and $379 million, respectively.
RSUs/restricted stock granted in connection with annual incentive compensation under the Award Plan primarily related to the following:

	2,017,000,000	2,016,000,000	2,015,000,000
Awards granted that vest ratably over three years from the date of grant	699,991	1,030,964	952,329
Awards granted that cliff vest 100% on:
January 31, 2018	—	—	303,999
January 31, 2019	—	303,587	—
January 31, 2020	277,313	—	—
	977,304	1,334,551	1,256,328

In addition the Company also granted RSUs of 126,906, 146,574 and 120,935 during 2017, 2016 and 2015, respectively, with varying vesting periods up to three years.

At December 31, 2017, the intrinsic value of outstanding RSUs was $1.3 billion, reflecting a closing stock price of $513.71 at December 31, 2017.
At December 31, 2017, there was $272 million in total unrecognized stock-based compensation expense related to unvested RSUs. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of less than one year.
In January 2018, the Company granted under the Award Plan

•	527,337 RSUs or shares of restricted stock to employees as part of annual incentive compensation that vest ratably over three years from the date of grant; and

•	209,201 RSUs or shares of restricted stock to employees that cliff vest 100% on January 31, 2021.
Performance-Based RSUs.  Pursuant to the Award Plan, performance-based RSUs may be granted to certain employees. Each performance-based award consists of a “base” number of RSUs granted to the employee. The number of shares that an employee ultimately receives at vesting will be equal to the base number of performance-based RSUs granted, multiplied by a predetermined percentage determined in accordance with the level of attainment of Company performance measures during the performance period and could be higher or lower than the original RSU grant. The awards are generally forfeited if the employee leaves the Company before the vesting date. Performance-based RSUs are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award.
In the first quarter of 2017, 2016 and 2015, the Company granted 294,584, 375,242, and 262,847, respectively, performance-based RSUs to certain employees that cliff vest 100% on January 31, 2020, 2019, and 2018 respectively. These awards are amortized over a service period of three years.  The number of shares distributed at vesting could be higher or lower than the original grant based on the level of attainment of predetermined Company performance measures.
Performance-based RSU activity for 2017 is summarized below.

Outstanding at	Performance- Based RSUs	Weighted- Average Grant Date Fair Value
December 31, 2016	610,371	$315.65
Granted	294,584	$375.27
Forfeited	(1,430)	$296.12
December 31, 2017	903,525	$335.12
The Company initially values performance-based RSUs at their grant-date fair value as measured by BlackRock’s common stock price. The total grant-date fair market value of performance-based RSUs granted to employees during 2017 was $111 million.
At December 31, 2017, the intrinsic value of outstanding performance-based RSUs was $464 million reflecting a closing stock price of $513.71.

At December 31, 2017, total unrecognized stock-based compensation expense related to unvested performance-based awards was $117 million.  The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 1.2 years.
In January 2018, the Company granted 199,068 performance-based RSUs to certain employees that cliff vest 100% on January 31, 2021. These awards are amortized over a service period of three years.  The number of shares distributed at vesting could be higher or lower than the original grant based on the level of attainment of predetermined Company performance measures.
Market Performance-based RSUs. Pursuant to the Award Plan, market performance-based RSUs may be granted to certain employees. The market performance-based RSUs require that separate 15%, 25% and 35% share price appreciation targets be achieved during the six-year term of the awards. The awards are split into three tranches and each tranche may vest if the specified target increase in share price is met. Eligible vesting dates for each tranche are January 31 (or, if such date is not a business day, the next following business day) of the year in which the fourth, fifth or sixth anniversaries of the grant-date occurs. Certain awards are forfeited if the employee leaves BlackRock before the vesting date. These awards are amortized over a service period of four years, which is the longer of the explicit service period or the period in which the market target is expected to be met. Market performance-based RSUs are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award. During 2017 and 2016 there were no market performance-based awards granted.
Market performance-based RSU activity for 2017 is summarized below.

Outstanding at	Market Performance- Based RSUs	Weighted- Average Grant Date Fair Value
December 31, 2016	803,474	$151.20
Converted	(517,138)	$126.76
December 31, 2017(1)	286,336	$195.33

(1)	At December 31, 2017, approximately 0.3 million awards are expected to vest on January 31, 2018.
At December 31, 2017, the intrinsic value of outstanding market performance-based awards was $147 million reflecting a closing stock price of $513.71.

At December 31, 2017, total unrecognized stock-based compensation expense related to unvested market performance-based awards was $1 million. The unrecognized compensation cost will be recognized in 2018.
Long-Term Incentive Plans Funded by PNC. Under a share surrender agreement, PNC committed to provide up to 4 million shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”), including performance-based and market performance-based RSUs. The current share surrender agreement commits PNC to provide BlackRock Series C nonvoting participating preferred stock to fund the remaining committed shares. As of December 31, 2017, 3.8 million shares had been surrendered by PNC, including 517,138 shares which were surrendered by PNC in the first quarter of 2017.
At December 31, 2017, the remaining shares committed by PNC of 0.2 million were available to fund certain future long-term incentive awards.
103,064 shares were surrendered by PNC in the first quarter of 2018.
Performance-based Stock Options. Pursuant to the Award Plan, performance-based stock options may be granted to certain employees.  Vesting of the performance-based stock options is contingent upon the achievement of obtaining 125% of BlackRock’s grant-date stock price within five years from the grant date and  the attainment of Company performance measures during the four-year performance period. If both hurdles are achieved, the award will vest in three equal installments at the end of years five, six and seven. Vested options can then be exercised up to nine years following the grant date.  The awards are generally forfeited if the employee leaves the Company before the respective vesting date. The expense for each tranche is amortized over the respective requisite service period. The Company assumes the performance condition will be achieved. If such condition is not met, no compensation cost is recognized and any recognized compensation cost is reversed.  Stock option activity for 2017 is summarized below.

Outstanding at	Shares Under Option	Weighted Average Exercise Price
December 31, 2016	—	$—
Granted	2,147,562	$513.50
December 31, 2017	2,147,562	$513.50

The options have a strike price of $513.50, which was the closing price of the shares on the grant date. The grant-date fair value of the awards issued in 2017 was $208 million and was estimated using a Monte Carlo simulation with an embedded lattice model using the assumptions included in the following table:

Grant Year	Expected Term (Years)	Expected Stock Volatility	Expected Dividend Yield	Risk-Free Interest Rate
2,017,000,000	6.56	22.23%	2.16%	2.33%

The expected term was derived using a Monte Carlo simulation with the embedded lattice model and represents the period of time that options granted are expected to be outstanding. The expected stock volatility was based upon an average of historical stock price fluctuations of BlackRock’s common stock and an implied volatility at the grant date. The dividend yield was calculated as the most recent quarterly dividend divided by the average three-month stock price as of the grant date. The risk free interest rate is based on the U.S. Treasury Constant Maturities yield curve at date of grant.

At December 31, 2017, total unrecognized stock-based compensation expense related to unvested performance-based stock options was $205 million. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 5.9 years.
Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. The Company does not record compensation expense related to employees purchasing shares under the ESPP.

15. Employee Benefit Plans
Deferred Compensation Plans
Voluntary Deferred Compensation Plan. The Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) that allows eligible employees in the United States to elect to defer between 1% and 100% of their annual cash incentive compensation. The participants must specify a deferral period of up to 10 years from the year of deferral and additionally, elect to receive distributions in the form of a lump sum or in up to 10 annual installments. The Company may fund the obligation through the rabbi trust on behalf of the plan’s participants.
The rabbi trust established for the VDCP, with assets totaling $56 million and $59 million at December 31, 2017 and 2016, respectively, is reflected in investments on the consolidated statements of financial condition. Such investments are classified as trading investments. The liability balance of $85 million and $83 million at December 31, 2017 and 2016, respectively, is reflected on the consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as nonoperating income (expense) and changes in the liability are reflected as employee compensation and benefits expense on the consolidated statements of income.
Other Deferred Compensation Plans. The Company has additional compensation plans for the purpose of providing deferred compensation and retention incentives to certain employees. For these plans, the final value of the deferred amount to be distributed in cash upon vesting is associated with investment returns of certain investment funds. The liabilities for these plans were $262 million and $223 million at December 31, 2017 and 2016, respectively, and are reflected in the consolidated statements of financial condition as accrued compensation and benefits. In January 2018, the Company granted approximately $143 million of additional deferred compensation that will fluctuate with investment returns and will vest ratably over three years from the date of grant.
Defined Contribution Plans
The Company has several defined contribution plans primarily in the United States and United Kingdom.

Certain of the Company’s U.S. employees participate in a defined contribution plan (“U.S. Plan”). Employee contributions of up to 8% of eligible compensation, as defined by the plan and subject to Internal Revenue Code limitations, are matched by the Company at 50% up to a maximum of $5,000 annually. In addition, the Company makes an annual retirement contribution to eligible participants equal to 3-5% of eligible compensation. In 2017, 2016 and 2015, the Company’s contribution expense related to the U.S. Plan was $78 million, $75 million and $72 million, respectively.
Certain U.K. wholly owned subsidiaries of the Company contribute to a defined contribution plan for their employees.  The contributions range between 6% and 15% of each employee’s eligible compensation. The Company’s contribution expense related to this plan was $29 million in 2017, $30 million in 2016, and $33 million in 2015.
In addition, the contribution expense related to defined contribution plans in other regions was $21 million in 2017, $20 million in 2016 and $18 million in 2015.
Defined Benefit Plans. The Company has several defined benefit pension plans primarily in Japan and Germany. All accrued benefits under the Germany defined benefit plan are currently frozen and the plan is closed to new participants. The participant benefits under the Germany plan will not change with salary increases or additional years of service. At December 31, 2017 and 2016, the plan assets for both these plans were approximately $26 million and $23 million, respectively. The underfunded obligations at December 31, 2017 and 2016 were not material. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material.

16. Related Party Transactions
Determination of Related Parties
PNC. The Company considers PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2017, PNC owned approximately 21.2% of the Company’s voting common stock and held approximately 21.7% of the total capital stock. Revenue for services provided by the Company to PNC was not material for 2017, 2016 and 2015.
Registered Investment Companies and Equity Method Investments. The Company considers the registered investment companies that it manages, which include mutual funds and exchange-traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties, due to the Company’s influence over the financial and operating policies of the investee.
Revenue from Related Parties
Revenue for services provided by the Company to these and other related parties are as follows:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Investment advisory, administration fees and securities lending revenue(1)	$7,740	$6,836	$6,875
Investment advisory performance fees	143	125	129
Technology and risk management revenue(2)	7	7	7
Advisory and other revenue(3)	58	90	73
Total revenue from related parties	$7,948	$7,058	$7,084

(1)	Amount primarily includes revenue from registered investment companies/and equity method investees.

(2)	Amount primarily includes revenue from PNC and affiliates.

(3)	Amount primarily includes revenue from equity method investees.
The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to PNC and its affiliates for fees based on AUM. Further, the Company provides risk management services to PNC.
 Expenses for Transactions with Related Parties
Expenses for transactions with related parties are as follows:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
General and administration expense:
Registered investment companies	$60	$61	$60
Other	9	4	18
Total general and administration expense	$69	$65	$78

Certain Agreements and Arrangements with PNC

PNC. On February 27, 2009, BlackRock entered into an amended and restated implementation and stockholder agreement with PNC, and a fourth amendment to the share surrender agreement with PNC.
Receivables and Payables with Related Parties. Due from related parties, which is included within other assets on the consolidated statements of financial condition was $91 million and $100 million at December 31, 2017 and 2016, respectively, and primarily represented receivables from certain investment products managed by BlackRock. Accounts receivable at December 31, 2017 and 2016 included $850 million and $688 million, respectively, related to receivables from BlackRock mutual funds, including iShares ETFs, for investment advisory and administration services.
Due to related parties, which is included within other liabilities on the consolidated statements of financial condition, was $28 million and $19 million at December 31, 2017 and 2016, respectively, and primarily represented payables to certain investment products managed by BlackRock.

17. Net Capital Requirements
The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is partially maintained by retaining cash and cash equivalent investments in those subsidiaries or jurisdictions. As a result, such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfers of cash between international jurisdictions may have adverse tax consequences that could discourage such transfers.
Banking Regulatory Requirements. BlackRock Institutional Trust Company, N.A. (“BTC”), a wholly owned subsidiary of the Company is chartered as a national bank whose powers are limited to trust and other fiduciary activities and which is subject to regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, BTC must meet specific capital guidelines that invoke quantitative measures of BTC’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulators to ensure capital adequacy require BTC to maintain a minimum Common Equity Tier 1 capital and Tier 1 leverage ratio, as well as Tier 1 and total risk-based capital ratios. Based on BTC’s calculations as of December 31, 2017 and 2016, it exceeded the applicable capital adequacy requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Total capital (to risk weighted assets)	$1,124	111.7%	$81	8.0%	$101	10.0%
Common Equity Tier 1 capital (to risk weighted assets)	$1,124	111.7%	$45	4.5%	$65	6.5%
Tier 1 capital (to risk weighted assets)	$1,124	111.7%	$60	6.0%	$81	8.0%
Tier 1 capital (to average assets)	$1,124	70.5%	$64	4.0%	$80	5.0%
December 31, 2016
Total capital (to risk weighted assets)	$1,211	92.5%	$105	8.0%	$131	10.0%
Common Equity Tier 1 capital (to risk weighted assets)	$1,211	92.5%	$59	4.5%	$85	6.5%
Tier 1 capital (to risk weighted assets)	$1,211	92.5%	$79	6.0%	$105	8.0%
Tier 1 capital (to average assets)	$1,211	65.3%	$74	4.0%	$93	5.0%

Broker-dealers. BlackRock Investments, LLC and BlackRock Execution Services are registered broker-dealers and wholly owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.
Capital Requirements. At December 31, 2017 and 2016, the Company was required to maintain approximately $1.8 billion and $1.4 billion, respectively, in net capital in certain regulated subsidiaries, including BTC, entities regulated by the Financial Conduct Authority and Prudential Regulation Authority in the United Kingdom, and the Company’s broker-dealers. The Company was in compliance with all applicable regulatory net capital requirements.

18. Accumulated Other Comprehensive Income (Loss)
The following table presents changes in accumulated other comprehensive income (loss) (“AOCI”) by component for 2017, 2016 and 2015:

(in millions)	Foreign currency translation adjustments(1)	Other(2)	Total
December 31, 2014	$(279)	$6	$(273)
Net other comprehensive income (loss) for 2015	(173)	(2)	(175)
December 31, 2015	$(452)	$4	$(448)
Net other comprehensive income (loss) for 2016	(269)	1	(268)
December 31, 2016	$(721)	$5	$(716)
Net other comprehensive income (loss) for 2017	285	(1)	284
December 31, 2017	$(436)	$4	$(432)

(1)
Amount for 2017 includes a loss from a net investment hedge of $64 million (net of a tax benefit of $38 million). Amount for 2016 and 2015 include a gain from a net investment hedge of $14 million (net of tax of $8 million) and $19 million (net of tax of $11 million), respectively.

(2)	Other includes amounts related to benefit plans and available-for-sale investments and are presented net of tax. Amounts reclassified to AOCI were not material for 2017, 2016, and 2015.
19. Capital Stock
The Company’s authorized common stock and nonvoting participating preferred stock, $0.01 par value, (“Preferred”) consisted of the following:

	December 31, 2017	December 31, 2016
Common Stock	500,000,000	500,000,000
Nonvoting Participating Preferred Stock
Series A Preferred	20,000,000	20,000,000
Series B Preferred	150,000,000	150,000,000
Series C Preferred	6,000,000	6,000,000
Series D Preferred	20,000,000	20,000,000

PNC Capital Contribution.  During 2017 and 2016, PNC surrendered to BlackRock 517,138 and 548,227 shares, respectively, of BlackRock Series C Preferred to fund certain LTIP awards.
Cash Dividends for Common and Preferred Shares / RSUs. During 2017, 2016 and 2015, the Company paid cash dividends of $10.00 per share (or $1,662 million), $9.16 per share (or $1,545 million) and $8.72 per share (or $1,476 million), respectively.
Share Repurchases. The Company repurchased 2.6 million common shares in open market-transactions under its share repurchase program for $1.1 billion during 2017. At December 31, 2017, there were 6.4 million shares still authorized to be repurchased.
The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued				Shares Outstanding
	Common Shares	Treasury Common Shares	Series B Preferred	Series C Preferred	Common Shares	Series B Preferred	Series C Preferred
December 31, 2014	171,252,185	(6,465,397)	823,188	1,311,887	164,786,788	823,188	1,311,887
Shares repurchased	—	(3,080,689)	—	—	(3,080,689)	—	—
Net issuance of common shares related to employee stock transactions	—	1,754,965	—	—	1,754,965	—	—
December 31, 2015	171,252,185	(7,791,121)	823,188	1,311,887	163,461,064	823,188	1,311,887
Shares repurchased	—	(3,264,935)	—	—	(3,264,935)	—	—
Net issuance of common shares related to employee stock transactions	—	1,338,314	—	—	1,338,314	—	—
PNC LTIP capital contribution	—	—	—	(548,227)	—	—	(548,227)
December 31, 2016	171,252,185	(9,717,742)	823,188	763,660	161,534,443	823,188	763,660
Shares repurchased	—	(2,647,670)	—	—	(2,647,670)	—	—
Net issuance of common shares related to employee stock transactions	—	1,090,342	—	—	1,090,342	—	—
PNC LTIP capital contribution	—	—	—	(517,138)	—	—	(517,138)
December 31, 2017	171,252,185	(11,275,070)	823,188	246,522	159,977,115	823,188	246,522

20. Restructuring Charge
A restructuring charge of $76 million ($53 million after-tax), comprised of $44 million of severance and $32 million of expense related to the accelerated amortization of previously granted deferred cash and equity compensation awards, was recorded in the first quarter of 2016 in connection with a project to streamline and simplify the organization.

The following table presents a rollforward of the Company’s restructuring liability for 2016 and 2017:

(in millions)
Liability as of December 31, 2015	$—
Additions	76
Cash payments	(44)
Accelerated amortization expense of equity-based awards	(28)
Liability as of December 31, 2016	$4
Cash payments	(4)
Liability as of December 31, 2017	$—

21. Income Taxes
U.S. Tax Reform
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, (2) requiring companies to pay a one-time tax on certain unrepatriated earnings of foreign subsidiaries, (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries, (4) creating new taxes on certain earnings of controlled foreign corporations, and (5) creating a new limitation on deductible net interest expense.
For 2017, the Company recorded a net tax benefit of $1,175 million, based on a reasonable estimate, related to the impact of the 2017 Tax Act. The tax benefit primarily consists of a $1,652 million tax benefit related to the revaluation of deferred tax assets and liabilities and $477 million tax expense related to the mandatory deemed repatriation tax. As of December 31, 2017, the Company has not completed the accounting for the income tax effects of certain elements of the 2017 Tax Act; however, as described below, reasonable estimates of the effects were determined, and therefore, have been recorded as provisional adjustments as follows:

Reduction of U.S. federal corporate tax rate: The 2017 Tax Act reduces the U.S. corporate tax rate to 21 percent. As a result of revaluing deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, the Company recorded a $1,652 million tax benefit for the reduction in the net deferred tax liabilities for 2017.
Mandatory deemed repatriation tax: The mandatory deemed repatriation tax is a tax on previously untaxed accumulated and current earnings and profits of foreign subsidiaries. Based on a reasonable estimate, the Company recorded a tax expense of $477 million related to the mandatory deemed repatriation tax, which is payable over eight years.

Global intangible low taxed income (“GILTI”): The 2017 Tax Act creates a new requirement that the income (i.e., GILTI) earned by foreign subsidiaries must be included in the taxable income of the entity’s U.S. shareholder. The Company has not yet adopted an accounting policy for GILTI, as it is still not clear whether to 1) treat the taxes (if any) resulting from the GILTI inclusion as a current-period expense when incurred or 2) factoring such amounts into the Company’s measurement of its deferred taxes is the appropriate accounting.
While the Company was able to make a reasonable estimate of the impact related the 2017 Tax Act, the provisional amounts may require further adjustments as additional guidance from the U.S. Department of the Treasury is provided, as changes in the Company’s assumptions occur, and as further information and interpretations become available.
The components of income tax expense for 2017, 2016 and 2015, are as follows:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Current income tax expense:
Federal	$1,166	$858	$937
State and local	36	61	74
Foreign	289	385	395
Total net current income tax expense	1,491	1,304	1,406
Deferred income tax expense (benefit):
Federal	(1,382)	31	(13)
State and local	81	14	(19)
Foreign	80	(59)	(124)
Total net deferred income tax expense (benefit)	(1,221)	(14)	(156)
Total income tax expense	$270	$1,290	$1,250

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to noncontrolling interests:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Domestic	$3,298	$2,837	$2,840
Foreign	1,942	1,625	1,755
Total	$5,240	$4,462	$4,595

The foreign income before taxes includes countries that have statutory tax rates that are lower than the U.S. federal statutory tax rate of 35%, such as the United Kingdom, Channel Islands, Ireland and Netherlands.

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

(in millions)	2,017,000,000%		2,016,000,000%		2,015,000,000%
Statutory income tax expense	$1,834	35%	$1,562	35%	$1,608	35%
Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	60	1	69	2	42	1
Impact of federal, foreign, state, and local tax rate changes on deferred taxes	(1,637)	(31)	(33)	(1)	(45)	(1)
Mandatory deemed repatriation tax	477	9
Stock-based compensation awards	(159)	(3)
Effect of foreign tax rates	(337)	(6)	(329)	(7)	(385)	(8)
Other	32	—	21	—	30	—
Income tax expense	$270	5%	$1,290	29%	$1,250	27%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.
The components of deferred income tax assets and liabilities are shown below:

	December 31,
(in millions)	2,017,000,000	2,016,000,000
Deferred income tax assets:
Compensation and benefits	$187	$399
Unrealized investment losses	28	42
Loss carryforwards	84	85
Foreign tax credit carryforwards	—	118
Other	116	216
Gross deferred tax assets	415	860
Less: deferred tax valuation allowances	(22)	(22)
Deferred tax assets net of valuation allowances	393	838
Deferred income tax liabilities:
Goodwill and acquired indefinite-lived intangibles	3,810	5,568
Acquired finite-lived intangibles	40	36
Other	62	54
Gross deferred tax liabilities	3,912	5,658
Net deferred tax (liabilities)	$(3,519)	$(4,820)

Deferred income tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2017, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $19 million and $3,538 million, respectively. At December 31, 2016, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $20 million and $4,840 million, respectively.
The 2017 Tax Act resulted in a $106 million tax expense related to the revaluation of certain deferred income tax assets and $1,758 million noncash tax benefit related to the revaluation of certain deferred income tax liabilities. In addition, mandatory deemed repatriation of undistributed foreign earnings and profits with respect to the 2017 Tax Act resulted in a $477 million tax expense.
Income tax expense for 2017 included a $16 million noncash tax expense related to the revaluation of certain deferred income tax liabilities as a result of domestic state and local tax changes and a $173 million discrete tax benefit, primarily related to stock-based compensation awards.
During 2016, tax legislation enacted in the United Kingdom and domestic state and local tax changes resulted in a $30 million net noncash benefit related to the revaluation of certain deferred income tax liabilities.
 At December 31, 2017 and 2016, the Company had available state net operating loss carryforwards of $1.7 billion and $1.6 billion, respectively, which will begin to expire in 2019. At both December 31, 2017 and 2016, the Company had foreign net operating loss carryforwards of $90 million of which $3 million will begin to expire in 2021.
At both December 31, 2017 and 2016, the Company had $22 million of valuation allowances for deferred income tax assets, respectively, recorded on the consolidated statements of financial condition.
Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 9, Goodwill, for further discussion.
Current income taxes are recorded net on the consolidated statements of financial condition when related to the same tax jurisdiction. At December 31, 2017, the Company had current income taxes receivable and payable of $142 million and $256 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. At December 31, 2016, the Company had current income taxes receivable and payable of $247 million and $75 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.
As a result of the 2017 Tax Act and the one-time mandatory deemed repatriation tax, previously undistributed foreign earnings for which no U.S. deferred tax liability had been recognized have now been subject to U.S. income tax. No additional income or withholding taxes were provided for with respect to the financial statement basis in excess of tax basis of its foreign subsidiaries as these amounts remain indefinitely reinvested in foreign operations. The Company will continue to evaluate its indefinite reinvestment assertion based on additional guidance from the U.S. Department of the Treasury and as further information and interpretations become available.
The following tabular reconciliation presents the total amounts of gross unrecognized tax benefits:

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Balance at January 1	$410	$466	$379
Additions for tax positions of prior years	161	3	39
Reductions for tax positions of prior years	(3)	(78)	(25)
Additions based on tax positions related to current year	67	37	75
Lapse of statute of limitations	(6)	—	(2)
Settlements	—	(18)	—
Balance at December 31	$629	$410	$466

Included in the balance of unrecognized tax benefits at December 31, 2017, 2016 and 2015, respectively, are $316 million, $284 million and $320 million of tax benefits that, if recognized, would affect the effective tax rate.
The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $17 million during 2017 and in total, as of December 31, 2017, had recognized a liability for interest and penalties of $76 million. The Company accrued interest and penalties of $3 million during 2016 and in total, as of December 31, 2016, had recognized a liability for interest and penalties of $59 million. The Company accrued interest and penalties of $12 million during 2015 and in total, as of December 31, 2015, had recognized a liability for interest and penalties of $56 million.
BlackRock is subject to U.S. federal income tax, state and local income tax, and foreign income tax in multiple jurisdictions. Tax years after 2009 remain open to U.S. federal income tax examination.
In June 2014, the IRS commenced its examination of BlackRock’s 2010 through 2012 tax years, and while the impact on the consolidated financial statements is undetermined, it is not expected to be material.
The Company is currently under audit in several state and local jurisdictions. The significant state and local income tax examinations are in New York State and New York City for tax years 2009 through 2011, and California for tax years 2013 through 2014. No state and local income tax audits cover years earlier than 2008.  No state and local income tax audits are expected to result in an assessment material to BlackRock’s consolidated financial statements.
Upon conclusion of its examination, Her Majesty’s Revenue and Customs’ (‘HMRC’) issued a closure notice during 2017 for various U.K. BlackRock subsidiaries for tax years 2009 and years after. The Company made a decision to pursue litigation for the tax matters included on such notice. BlackRock does not expect the ultimate resolution to result in a material impact to the consolidated financial statements.
From time to time, BlackRock may receive or be subject to tax authorities’ assessments and challenges related to income taxes.  BlackRock does not currently expect the ultimate resolution of any existing matters to be material to the consolidated financial statements.
At December 31, 2017, it is reasonably possible the total amounts of unrecognized tax benefits will change within the next twelve months due to completion of tax authorities’ exams or the expiration of statues of limitations. Management estimates that the existing liability for uncertain tax positions could decrease by approximately $10 million to $40 million within the next twelve months.

22. Earnings Per Share
The following table sets forth the computation of basic and diluted EPS for 2017, 2016 and 2015 under the treasury stock method:

(in millions, except shares and per share data)	2,017,000,000	2,016,000,000	2,015,000,000
Net income attributable to BlackRock	$4,970	$3,172	$3,345
Basic weighted-average shares outstanding	162,160,601	164,425,858	166,390,009
Dilutive effect of nonparticipating RSUs and stock options	2,254,434	2,153,894	2,648,562
Total diluted weighted-average shares outstanding	164,415,035	166,579,752	169,038,571
Basic earnings per share	$30.65	$19.29	$20.10
Diluted earnings per share	$30.23	$19.04	$19.79

Anti-dilutive RSUs and stock options for 2017 and 2016 were immaterial. There were no anti-dilutive RSUs and stock options for 2015.

23. Segment Information
The Company’s management directs BlackRock’s operations as one business, the asset management business. The Company utilizes a consolidated approach to assess performance and allocate resources. As such, the Company operates in one business segment as defined in ASC 280-10.
The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees by product type, technology and risk management revenue, distribution fees, and advisory and other revenue for 2017, 2016 and 2015.

(in millions)	2,017,000,000	2,016,000,000	2,015,000,000
Equity	$5,722	$5,018	$5,345
Fixed income	2,921	2,664	2,428
Multi-asset	1,181	1,157	1,287
Alternatives	1,105	878	1,082
Cash management	558	458	319
Total investment advisory, administration fees, securities lending revenue and performance fees	11,487	10,175	10,461
Technology and risk management revenue	677	595	528
Distribution fees	24	41	55
Advisory and other revenue	303	344	357
Total revenue	$12,491	$11,155	$11,401

The following table illustrates total revenue for 2017, 2016 and 2015 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer resides or affiliated services are provided.

(in millions)
Revenue	2,017,000,000	2,016,000,000	2,015,000,000
Americas	$8,406	$7,530	$7,502
Europe	3,432	3,083	3,356
Asia-Pacific	653	542	543
Total revenue	$12,491	$11,155	$11,401

The following table illustrates long-lived assets that consist of goodwill and property and equipment at December 31, 2017 and 2016 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the asset is physically located.

(in millions)
Long-lived Assets	2,017,000,000	2,016,000,000
Americas	$13,560	$13,424
Europe	168	163
Asia-Pacific	84	90
Total long-lived assets	$13,812	$13,677

Americas primarily is comprised of the United States and Canada, while Europe primarily is comprised of the United Kingdom and Luxembourg. Asia-Pacific primarily is comprised of Hong Kong, Australia, Japan and Singapore.

24. Selected Quarterly Financial Data (unaudited)

(in millions, except shares and per share data)
2,017,000,000	1st Quarter(1)(2)	2nd Quarter	3rd Quarter(3)	4th Quarter(4)
Revenue	$2,824	$2,965	$3,233	$3,469
Operating income	$1,147	$1,242	$1,394	$1,489
Net income	$871	$867	$959	$2,310
Net income attributable to BlackRock, Inc.	$862	$857	$947	$2,304
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$5.29	$5.27	$5.85	$14.29
Diluted	$5.23	$5.22	$5.78	$14.07
Weighted-average common shares outstanding:
Basic	163,016,599	162,502,465	161,872,716	161,272,950
Diluted	164,856,183	164,149,861	163,773,546	163,777,534
Dividend declared per share	$2.50	$2.50	$2.50	$2.50
Common stock price per share:
High	$397.81	$428.38	$447.09	$518.86
Low	$371.64	$377.10	$412.19	$449.95
Close	$383.51	$422.41	$447.09	$513.71

2,016,000,000
Revenue	$2,624	$2,804	$2,837	$2,890
Operating income	$963	$1,173	$1,209	$1,225
Net income	$647	$795	$877	$851
Net income attributable to BlackRock, Inc.	$657	$789	$875	$851
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$3.97	$4.79	$5.33	$5.21
Diluted	$3.92	$4.73	$5.26	$5.13
Weighted-average common shares outstanding:
Basic	165,388,130	164,758,612	164,129,214	163,441,552
Diluted	167,398,938	166,639,290	166,256,598	165,854,167
Dividend declared per share	$2.29	$2.29	$2.29	$2.29
Common stock price per share:
High	$342.56	$367.47	$376.00	$398.45
Low	$289.72	$319.54	$335.11	$338.61
Close	$340.57	$342.53	$362.46	$380.54

(1)	The first quarter of 2016 included a pre-tax restructuring charge of $76 million.

(2)
The first quarter of 2017 included an $81 million discrete tax benefit reflecting the adoption of new accounting guidance related to stock-based compensation awards that vested in the first quarter of 2017.

(3) The third quarter of 2016 included a $26 million net noncash tax benefit, primarily related to the revaluation of certain deferred income tax liabilities as a result of legislation enacted in the United Kingdom, and domestic state and local changes.
(4) The fourth quarter of 2017 included a $1.2 billion net tax benefit related to the 2017 Tax Act.

25. Subsequent Events
In November 2017, the Company announced that it had entered an agreement to acquire the asset management business of Citibanamex, a subsidiary of Citigroup Inc. This transaction involves approximately $31 billion in assets under management across local fixed income, equity and multi-asset products. The transaction is expected to close in the second half of 2018, subject to customary regulatory approvals and closing conditions. Consideration for the transaction will include an upfront cash payment and contingent consideration.
On January 11, 2018, the Board of Directors approved BlackRock’s quarterly dividend of $2.88 to be paid on March 22, 2018 to stockholders of record at the close of business on March 7, 2018.
The Company conducted a review for additional subsequent events and determined that no subsequent events had occurred that would require accrual or additional disclosures.